   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 23, 1998



                                                      REGISTRATION NO. 333-60745

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           PROBUSINESS SERVICES, INC.
             (Exact name of Registrant as specified in its charter)
                           --------------------------

            DELAWARE                            7374                           94-2976066
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
         incorporation)             Classification Code Number)          Identification Number)

                               4125 HOPYARD ROAD
                              PLEASANTON, CA 94588
                                 (925) 737-3500

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           --------------------------
                                THOMAS H. SINTON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               4125 HOPYARD ROAD
                              PLEASANTON, CA 94588
                                 (925) 737-3500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

              ALAN K. AUSTIN                           KENNETH L. GUERNSEY
            ELIZABETH R. FLINT                            KARYN R. SMITH
               BRIAN C. ERB                            MICHAEL W. HAUPTMAN
             JOHN L. WHITTLE                            COOLEY GODWARD LLP
          MARY ELIZABETH SHANNON                        ONE MARITIME PLAZA
     WILSON SONSINI GOODRICH & ROSATI                       20TH FLOOR
         PROFESSIONAL CORPORATION                    SAN FRANCISCO, CA 94111
            650 PAGE MILL ROAD                            (415) 693-2000
           PALO ALTO, CA 94304
              (650) 493-9300

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 1998


PROSPECTUS

                                2,475,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

    All of the 2,475,000 shares of Common Stock offered hereby are being sold by ProBusiness Services, Inc. ("ProBusiness" or the "Company").

    The Company has effected a 3-for-2 stock split in the form of a stock dividend paid on August 7, 1998. All share and per share information in this Prospectus has been adjusted to reflect this stock split.


    The Common Stock offered hereby is quoted on the Nasdaq National Market under the symbol "PRBZ." On September 21, 1998, the last reported sale price of the Common Stock was $28.0625. See "Price Range of Common Stock."


    SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.

                                                             UNDERWRITING      PROCEEDS TO
                                           PRICE TO PUBLIC    DISCOUNT(1)      COMPANY(2)
Per Share................................         $                $                $
Total(3).................................         $                $                $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $670,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 371,250 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to
    Company will be $        , $        and $        , respectively.

    The Common Stock is offered by the several Underwriters when, as and if delivered to and accepted by them and subject to their right to reject orders in whole or in part. It is expected that delivery of the certificates for the
Common Stock will be made on or about            , 1998.

WILLIAM BLAIR & COMPANY


                            BANCBOSTON ROBERTSON STEPHENS

                                                                        SG COWEN

                THE DATE OF THIS PROSPECTUS IS            , 1998

    The Inside Front Cover of the Prospectus includes text stating, "ProBusiness is a leading provider of outsourced payroll processing, payroll tax filing and benefits administration services to large employers." Below the text is an arrow pointing to the ProBusiness logo at the bottom right side of the page. The background photo behind the text depicts ProBusiness service personnel assisting a client.

    GATEFOLD:

    The Gatefold consists of three horizontal tiers, the top and the middle containing text and photographs and the bottom containing text related to the text and photographs in the middle tier. The top tier consists of captions accompanying the following: the ProBusiness logo, a rectangular collage of photographs and a rectangle containing client logos. In the background of the top tier is a photograph of ProBusiness service personnel assisting a client. The middle tier consists of the words "Business Partnership" at the far left in italics, then three equal-size rectangular photographs and, at the far right, a collage of four overlapping rectangular photographs. The middle tier photographs are connected by downward arrows to corresponding captions, which are in the bottom tier of the gatefold.

    Description #1: Description of the left section of the upper tier of the gatefold: The ProBusiness logo with text below it stating, "ProBusiness focuses on providing added value to large employers with its high quality and cost-effective employee administrative services."

    Description #2: Description of the center section of the upper tier of the gatefold: A collage of photographs depicting various documents and items related to the services provided by ProBusiness.

    Description #3: Description of the right section of the upper tier of the gatefold: A rectangular containing the logos of the following eight companies:
CCH Incorporated, Advanced Micro Devices, Inc., 3Com Corporation, AST Research, Inc., Yahoo Inc., Oracle Corporation, Boise Cascade Corporation, First Allmerica Financial Life Insurance Company and First Data Corporation.

    Caption: "ProBusiness's clients include many large employers in diverse industries." This caption appears below the rectangle containing the clients' logos in Description #3.

    Description #4: Description of the left section of the middle tier of the gatefold: "Business Partnership."

    Caption: "ProBusiness differentiates itself from its competitors by establishing a business partnership with each client. The Company develops relationships with each client by assessing payroll processing needs, reengineering and designing payroll systems and processes and implementing a cost-effective solution. The Company maintains an ongoing relationship by providing proactive account management and technical support." This caption appears below the text described in Description #4.

    Description #5: Description of the left corner section of the middle tier of the gatefold: A rectangular photograph of an account manager of ProBusiness assisting a client.

    Caption: "Client Service--Delivering high quality, responsive and professional client service is a key competitive advantage of the Company. Each client works with a personal account manager who serves as the client's day-to-day contact and is responsible for meeting the client's needs. The Company believes that its low client-to-account manager ratio is a key factor in enabling the Company to achieve a high payroll client retention rate." This caption appears below the photograph in Description #5.

    Description #6: Description of the center section of the middle tier of the gatefold: A rectangular photograph of two employees of the Company using personal computers in the Company's production facility.

    Caption: "Technology--ProBusiness's proprietary PC-based, distributed architecture is reliable, flexible and scalable. This technology enables the Company to provide high levels of client service and customized solutions that can be easily upgraded and integrated with the client's other systems." This caption appears below the photograph in Description #6.

    Description #7: Description of the right center section of the middle tier of the gatefold: A rectangular photograph of a ProBusiness specialist diagramming a client's payroll system on a white board.

    Caption: "Expertise--ProBusiness delivers technical expertise through specialists in design, process, implementation and systems integration. The Company delivers functional and regulatory expertise in payroll, payroll tax and employee benefits." This caption appears below the photograph in Description #7.

    Description #8: Description of the right section of the middle tier of the gatefold: Rectangular photographs of an account manager assisting a client, documents and a computer screen, all of which relate to the service offerings provided by ProBusiness.

    Caption: "Comprehensive Solutions--ProBusiness provides employers with a broad range of employee administrative services: payroll processing; payroll tax filing, human resources software and employee benefits administration, including flexible benefits enrollment and processing and COBRA administration, and human resources software." This caption appears below the photograph in Description 8.

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

    PROBUSINESS-REGISTERED TRADEMARK- AND THE PROBUSINESS LOGO ARE REGISTERED TRADEMARKS OF THE COMPANY. BENESPHERE ADMINISTRATORS-TM- AND ENROLLNET-TM- ARE TRADEMARKS OF THE COMPANY.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND GIVES EFFECT TO THE THREE-FOR-TWO SPLIT OF THE COMPANY'S COMMON STOCK (THE "STOCK SPLIT") EFFECTED IN THE FORM OF A STOCK DIVIDEND PAID ON AUGUST 7, 1998. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY


    The Company is a leading provider of employee administrative services for large employers. The Company's primary service offerings are payroll processing, payroll tax filing, benefits administration, including the enrollment and processing of flexible benefits plans and COBRA programs, and human resources software. The Company's proprietary PC-based payroll system offers the cost-effective benefits of outsourcing and high levels of client service, while providing the flexibility, control, customization and integration of an in-house system. As of June 30, 1998, the Company provided services to approximately 1,400 clients and provided payroll processing services to approximately 510 clients with an aggregate of approximately 575,000 employees and an average of approximately 1,100 employees. In addition to providing tax filing services for its payroll clients, as of June 30, 1998 the Company provided national tax filing services to 72 clients with an aggregate of approximately 1.1 million employees and an average of approximately 15,200 employees. For the quarter ended June 30, 1998, the Company processed 4.3 million checks for the Company's payroll clients. The Company's clients include: 3Com Corporation, Abbott Laboratories, Airtouch Communications Inc., Amoco Corporation, Inc., Ascend Communications, Inc., AST Research, Inc., Coach Leatherwear Co., Inc., Dell Computer Corporation, E*TRADE Group, Inc., First Data Corporation, The Gap, Inc., The Gillette Company, J.C. Penney Company, Inc., Kellogg USA Inc., LSI Logic Corporation, Michaels Stores, Inc., Netscape Communications Corp., Oracle Corporation, Sunglass Hut International, Inc., Toyota Motor Corporation, U.S. Bancorp, Watkins-Johnson Company and Williams-Sonoma, Inc.


    The demand for outsourcing employee administrative services has grown significantly and is expected to continue to grow over the next several years. According to G-2 Research, Inc., third-party payroll processing, payroll tax filing and benefits administration are expected to generate approximately $3.9 billion in revenue in 1998 and approximately $9.3 billion in revenue in 2003. Many large businesses have found that outsourcing non-core functions reduces costs, improves service, quality and efficiency, allows personnel to focus on core competencies and enhances productivity through access to advanced technologies. In recent years, payroll processing and benefits administration have increased in complexity due to continual changes in regulations and increasingly sophisticated employee benefits plans.

    The Company differentiates itself from its competitors through its proprietary PC-based technology, high quality, responsive and professional client service and focus on the needs of large employers. ProBusiness develops a business partnership with each client by assessing each client's payroll processing needs, reengineering and designing the client's payroll systems and processes and implementing a value-added and cost-effective solution. The Company maintains an ongoing relationship with each client using a strategic team of specialists led by a personal account manager who proactively manages each client's account and marshals the resources of the team to meet the client's specific needs. ProBusiness maintains a low client-to-account manager ratio to offer clients accessible and responsive account management. The Company believes that its low client-to-account manager ratio and focus on client service are key factors in enabling it to achieve a high payroll client retention rate, which was approximately 92% for fiscal 1998.

    The Company's objective is to be the premier provider of employee administrative services for large employers. The Company's strategy to accomplish this objective includes expanding its client base by increasing its direct sales force, developing a comprehensive and fully integrated suite of employee administrative services, offering additional services to existing clients, pursuing strategic acquisitions, investments and alliances and extending its technology leadership. The Company is committed to maintaining the high levels of professional and personal service that it believes have allowed it to establish a competitive advantage in its industry.

                                  THE OFFERING

Common Stock Offered by the Company...................  2,475,000 shares
Common Stock to be Outstanding after this Offering....  19,589,855 shares(1)
                                                        For general corporate purposes, including
                                                        capital expenditures and working capital, as
                                                         well as for potential acquisitions. See "Use
                                                         of Proceeds."
Use of Proceeds.......................................
Nasdaq National Market Symbol.........................  PRBZ

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            YEAR ENDED JUNE 30,
                                                                                      -------------------------------
                                                                                        1996       1997       1998
                                                                                      ---------  ---------  ---------
STATEMENTS OF OPERATIONS DATA:
Revenue.............................................................................  $  13,863  $  27,374  $  46,317
Operating expenses:
  Cost of providing services........................................................      6,435     13,659     23,859
  General and administrative expenses...............................................      2,054      4,282      6,727
  Research and development expenses.................................................      1,257      2,841      4,585
  Client acquisition costs..........................................................      5,388     11,706     17,858
  Acquisition of in-process technology..............................................        711     --         --
                                                                                      ---------  ---------  ---------
Total operating expenses............................................................     15,845     32,488     53,029
                                                                                      ---------  ---------  ---------
Loss from operations................................................................     (1,982)    (5,114)    (6,712)
Interest expense....................................................................       (473)    (1,190)      (557)
Other income........................................................................         69         59        752
                                                                                      ---------  ---------  ---------
Net loss............................................................................  $  (2,386) $  (6,245) $  (6,517)
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
Historical basic and diluted net loss per share(2)..................................  $   (4.91)
                                                                                      ---------
                                                                                      ---------
Shares used in computing historical basic and diluted net loss per share(2).........        486
Pro forma basic and diluted net loss per share(2)...................................             $   (0.59) $   (0.41)
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
Shares used in computing pro forma basic and diluted net loss per share(2)..........                10,533     15,722


                                                                                               JUNE 30, 1998
                                                                                         -------------------------
                                                                                          ACTUAL    AS ADJUSTED(3)
                                                                                         ---------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents..............................................................  $  13,771    $   79,083
Payroll tax funds invested.............................................................    332,667       332,667
Working capital........................................................................      3,323        68,635
Total assets...........................................................................    376,009       441,321
Payroll tax funds collected but unremitted.............................................    332,667       332,667
Capital lease obligations, less current portion........................................      1,414         1,414
Total stockholders' equity.............................................................     26,746        92,058


------------------------------

(1) As of June 30, 1998 (after giving effect to the Stock Split). Excludes (i) 1,800,416 shares of Common Stock subject to outstanding options; (ii) 229,500 shares of Common Stock issuable upon exercise of outstanding warrants; (iii) 1,277,510 shares of Common Stock reserved for future grant under the Company's 1996 Stock Option Plan; and (iv) 579,886 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan. See "Management -- Stock Plans," "Description of Capital Stock -- Warrants" and Notes 6 and 7 of Notes to Financial Statements.

(2) See Note 1 of Notes to Financial Statements for an explanation of the determination of the shares used in computing historical and pro forma basic and diluted net loss per share.


(3) Adjusted to reflect the sale of the 2,475,000 shares of Common Stock offered hereby at an assumed public offering price of $28.0625 per share, after deducting the estimated underwriting discount and estimated offering expenses payable by the Company, and application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."


    The Company was incorporated in California in October 1984 and reincorporated in Delaware in September 1997. The Company's executive offices are located at 4125 Hopyard Road, Pleasanton, California 94588, and its telephone number is (925) 737-3500. The Company maintains a World Wide Web site at www.probusiness.com. The information contained on the Company's Web site shall not be deemed to be a part of this Prospectus.

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

OPERATING LOSSES; NEED TO COMMIT TO EXPENSES IN ADVANCE OF REVENUE


    The Company has experienced significant operating losses since its inception and expects to incur significant operating losses in the future due to continued client acquisition costs, investments in research and development and costs associated with expanding its sales efforts and operations to new geographic regions. As of June 30, 1998, the Company had an accumulated deficit of approximately $25.5 million. The establishment of new client relationships involves lengthy and extensive sales and implementation processes. The sales process generally takes three to twelve months or longer, and the implementation process generally takes an additional three to nine months or longer. In connection with the acquisition of each new client, the Company incurs substantial client acquisition costs, which consist primarily of sales and implementation expenses, and, to a lesser extent, marketing expenses. The Company's ability to achieve profitability will depend in part upon its ability to attract and retain new clients, offer new services and features and achieve market acceptance of new services. There can be no assurance that the Company will achieve or sustain profitability in the future. The Company has made acquisitions of businesses in the past and intends to pursue acquisitions in the future. In connection with acquisitions, the Company has in the past incurred, and likely will incur in the future, costs associated with adding personnel, integrating technology, increasing overhead to support the acquired businesses, acquiring in-process technology and amortization expenses related to intangible assets. Any future acquisitions could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


SEASONALITY; FLUCTUATIONS IN QUARTERLY RESULTS

    The Company's business is characterized by significant seasonality. As a result, the Company's revenue has been subject to significant seasonal fluctuations, with the largest percentage of annual revenue being realized in the third and fourth fiscal quarters, primarily due to new clients beginning services in the beginning of the tax year (the Company's third fiscal quarter) and higher interest income earned on payroll tax funds invested. Further, the Company's operating expenses are typically higher as a percentage of revenue in the first and second fiscal quarters as the Company increases personnel to acquire new clients and to implement and provide services to such new clients, a large percentage of which begin services in the third quarter.

    The Company's quarterly operating results have in the past and will in the future vary significantly depending on a variety of factors, including the number and size of new clients starting services, the decision of one or more clients to delay or cancel implementation or ongoing services, interest rates, seasonality, the ability of the Company to design, develop and introduce new services and features for existing services on a timely basis, costs associated with strategic acquisitions and alliances or investments in technology, the success of any such strategic acquisition, alliance or investment, costs to transition to new technologies, expenses incurred for geographic expansion, risks associated with payroll tax and benefits administration services, price competition, a reduction in the number of employees of its clients and general economic factors. Revenue from new clients typically represents a significant portion of quarterly revenue in the third and fourth fiscal quarters. A substantial majority of the Company's operating expenses, particularly personnel and related costs, depreciation and rent, is relatively fixed in advance of any particular quarter. The Company's agreements with its clients generally do not have significant penalties for cancellation. As a result, any decision by a client to delay or cancel implementation of the

Company's services or the Company's underutilization of personnel may cause significant variations in operating results in a particular quarter and could result in losses for such quarter. As the Company secures larger clients, the time required for implementing the Company's services increases, which could contribute to larger fluctuations in revenue. Interest income earned from investing payroll tax funds, which is a significant portion of the Company's revenue, is vulnerable to fluctuations in interest rates. In addition, the Company's business may be affected by shifts in the general condition of the economy, client staff reductions, strikes and acquisitions of its clients by other companies. There can be no assurance that the Company's future revenue and results of operations will not vary substantially. It is possible that in some future quarter the Company's results of operations will be below the expectations of public market analysts and investors. In either case, the market price of the Company's Common Stock could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH STRATEGIC ACQUISITIONS AND INVESTMENTS


    While the Company has no current agreements or negotiations underway with respect to any acquisition of, or investment in, businesses that provide complementary services or technologies to those of the Company, the Company is engaged in ongoing discussions and intends to make additional acquisitions of, and investments in, such businesses. There can be no assurance that any future acquisition will be completed or that, if completed, will be effectively assimilated into the Company's business. In addition, future acquisitions could result in the issuance of dilutive equity securities, the incurrence of debt or contingent liabilities, and amortization expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that any strategic investment will succeed. The initial cost of such an investment or the failure of such an investment to succeed could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Seasonality; Fluctuations in Quarterly Results," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Strategy."


RISKS ASSOCIATED WITH PAYROLL TAX FILING SERVICE AND BENEFITS ADMINISTRATION
  SERVICES

    The Company's payroll tax filing service is subject to various risks resulting from errors and omissions in filing client tax returns and paying tax liabilities owed to tax authorities on behalf of clients. The Company's clients transfer to the Company contributed employer and employee tax funds. The Company processes the data received from the clients and remits the funds along with a tax return to the appropriate tax authorities when due. Tracking, processing and paying such tax liabilities is complex. Errors and omissions have occurred in the past and may occur in the future in connection with such service. The Company is subject to large cash penalties imposed by tax authorities for late filings or underpayment of taxes. To date, such penalties have not been significant. However, there can be no assurance that any liabilities associated with such penalties will not have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company's reserves or insurance for such penalties will be adequate. In addition, failure by the Company to make timely or accurate tax return filings or pay tax liabilities when due on behalf of clients may damage the Company's reputation and could adversely affect its relationships with existing clients and its ability to gain new clients.

    The Company's payroll tax filing service is also dependent upon government regulations, which are subject to continual changes. Failure by the Company to implement these changes into its services and technology in a timely manner would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, since a significant portion of the Company's revenue is derived from interest earned from investing collected but unremitted payroll tax funds, changes in policies relating to withholding federal or state income taxes or reduction in the time allowed for taxpayers to remit payment for taxes owed to government authorities would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's benefits administration services are subject to various risks resulting from errors and omissions in processing and filing COBRA or other benefit plan forms in accordance with governmental regulations and the respective plans. The Company processes data received from employees and employers and is subject to penalties for any late or misfiled plan forms. There can be no assurance the Company's reserves or insurance for such penalties will be adequate. In addition, failure to properly file plan forms would have a material adverse effect on the Company's reputation, which could adversely affect its relationships with existing clients and its ability to gain new clients. The Company's benefits administration services are also dependent upon government regulations which are subject to continuous changes that could reduce or eliminate the need for benefits administration services.

    The Company has access to confidential information and to client funds. As a result, the Company is subject to potential claims by its clients for the actions of the Company's employees arising from damages to the client's business or otherwise. There can be no assurance that the Company's fidelity bond and errors and omissions insurance will be adequate to cover any such claims. Such claims could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Service Offerings."

INVESTMENT RISKS

    The Company invests funds, including payroll tax funds transferred to it by clients, until the Company remits the funds to tax authorities when due. The Company typically invests these funds in short-term financial instruments such as overnight U.S. government direct and agency obligations repurchase agreements, commercial paper rated A-1 and/or P-1 and money market funds with an underlying credit quality of AA or better. These investments are exposed to several risks, including credit risks from the possible inability of the borrowers to meet the terms of their obligations under the financial instruments. The Company would be liable for any losses on such investments.

    Interest income earned from investing these funds represents a significant portion of the Company's revenues. As a result, the Company's business, financial condition and results of operations are significantly impacted by interest rate fluctuations. The Company enters into interest rate swap agreements to minimize the impact of interest rate fluctuations. There can be no assurance, however, that the Company's swap arrangements will protect the Company from all interest rate risks. Under certain circumstances if interest rates rise, the Company would have payment obligations under its interest rate swap agreements which may not be offset by interest earned by the Company on deposited funds. A payment obligation under the Company's swap arrangements could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Company would have sufficient funds to meet any such swap payment obligations. A default by the Company under its swap agreements could result in acceleration and set-off by the bank of all outstanding contracts under the swap agreement, and could result in cross-defaults of other debt agreements of the Company, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANAGEMENT OF GROWTH


    The Company's business has grown significantly in size and complexity over the past four years. The Company's number of employees has increased from 360 at the end of fiscal 1997 to 500 at the end of fiscal 1998. This growth has placed, and is expected to continue to place, significant demands on the Company's management, systems, internal controls, and financial and physical resources. In order to meet such demands, the Company intends to continue to hire new employees, open new offices to attract clients in new geographic regions, increase expenditures on research and development, and invest in new equipment and make other capital expenditures. In addition, the Company expects that it will need to develop further its financial and managerial controls and reporting systems and procedures to accommodate any future growth. Failure to expand any of the foregoing areas in an efficient manner could have a material adverse effect on the Company's business, financial condition and results of operations. The Company intends to open a satellite sales and implementation center in New Jersey by the end of calendar 1998 and may open additional sales offices in the future. In addition, the Company intends to move its benefits administration center from its current location in Bellevue, Washington to another location there, and the Company has leased additional office space to be built adjacent to its Pleasanton headquarters. There can be no assurance that the Company will be able to establish such facilities on a timely basis. The Company's growth may depend to some extent on its ability to successfully complete strategic acquisitions or investments to expand or complement its existing business. There can be no assurance that suitable acquisitions or investments can be identified, consummated or successfully integrated into the Company's operations. Any inability to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL COMPETITION

    The market for the Company's services is intensely competitive, subject to rapid change and significantly affected by new service introductions and other market activities of industry participants. The Company primarily competes with several public and private payroll service providers, such as Automatic Data Processing, Inc., Ceridian Corporation and Paychex, Inc., as well as smaller, regional competitors. Many of these companies have longer operating histories, greater financial, technical, marketing and other resources, greater name recognition and a larger number of clients than the Company. In addition, certain of these companies offer more services or features than the Company and have processing facilities located throughout the United States. The Company also competes with in-house employee services departments and, to a lesser extent, banks and local payroll companies. With respect to benefits administration services, the Company competes with insurance companies, benefits consultants and other local benefits outsourcing companies. The Company may also compete with marketers of related products and services that may offer payroll or benefits administration services in the future. The Company has experienced, and expects to continue to experience, competition from new entrants into its markets. Increased competition, the failure of the Company to compete successfully, pricing pressures, loss of market share and loss of clients could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

RELIANCE ON RAPIDLY CHANGING TECHNOLOGY; RISKS OF SOFTWARE DEFECTS

    The technologies in which the Company has invested to date are rapidly evolving and have short life cycles, which requires the Company to anticipate and rapidly adapt to technological changes. In addition, the Company's industry is characterized by increasingly sophisticated and varied needs of clients, frequent new service and feature introductions and emerging industry standards. The introduction of services embodying new technologies and the emergence of new industry standards and practices can render existing services obsolete and unmarketable. The Company's future success will depend, in part, on its ability to develop or acquire advanced technologies, enhance its existing services with new features, add new services that address the changing needs of its clients, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. Several of the Company's competitors invest substantially greater amounts in research and development than the Company, which may allow them to introduce new services or features before the Company. Even if the Company is able to develop or acquire new technologies in a timely manner, it may incur substantial costs in developing or acquiring such technologies and in deploying new services and features to its clients, including costs associated with acquiring in-process technology, amortization expenses related to intangible assets and costs of additional personnel. If the Company is unable to develop or acquire and successfully introduce new services and new features of existing services in a timely or cost-effective manner, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business -- Service Offerings" and "-- Research and Development."

    Application software used by the Company may contain defects or failures when introduced or when new versions or enhancements are released. The Company has in the past discovered software defects in certain of its applications, in some cases only after its systems have been used by clients. There can be no assurance that future defects will not be discovered in existing or new applications or releases. Any such occurrence could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business -- Technology" and "-- Research and Development."

DEPENDENCE ON THIRD-PARTY PROVIDERS

    The Company depends on third-party courier services to deliver paychecks to clients. The Company does not have any formal written agreements with any of the courier services that it uses. Such courier services have been in the past and may be in the future unable to timely pick up or deliver the paychecks from the Company to its clients for a variety of reasons, including employee strikes, storms or other adverse weather conditions, earthquakes or other natural disasters, logistical or mechanical failures or accidents. Failure by the Company to deliver client paychecks on a timely basis could damage the Company's reputation and have a material adverse effect on the Company's business, financial condition and results of operations.

DISASTER RECOVERY; RISK OF LOSS OF CLIENT DATA

    The Company currently conducts substantially all of its payroll and payroll tax processing at the Company's headquarters in Pleasanton, California and divides the payroll printing and finishing between its Pleasanton and Irvine, California facilities. The Irvine facility serves both as an alternative processing center and a back-up payroll center. The Company's benefits administration services are conducted solely in Bellevue, Washington, and no benefits administration back-up facility exists. The Company establishes for each payroll client a complete set of payroll data at the Pleasanton processing center, as well as at the client's site. In the event of a disaster in Pleasanton, clients would have the ability to process payroll checks based on the data they have on site if necessary. There can be no assurance that the Company's disaster recovery procedures are sufficient or that the payroll data recovered at the client site would be sufficient to allow the client to calculate and produce payroll in a timely fashion.

    The Company's operations are dependent on its ability to protect its computer systems against damage from a major catastrophe (such as an earthquake or other natural disaster), fire, power loss, security breach, telecommunications failure or similar event. No assurance can be given that the precautions that the Company has taken to protect itself from or minimize the impact of such events will be adequate. Any damage to the Company's data centers, failure of telecommunications links or breach of the security of the Company's computer systems could result in an interruption of the Company's operations or other loss which may not be covered by the Company's insurance. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations.

NEED TO ATTRACT AND RETAIN EXPERIENCED PERSONNEL

    The Company's success depends to a significant degree on its ability to attract and retain experienced employees. There is substantial competition for experienced personnel, which the Company expects to continue. Many of the companies with which the Company competes for experienced personnel have greater financial and other resources than the Company. The Company has in the past and may in the future experience difficulty in recruiting sufficient numbers of qualified personnel. In particular, the Company's ability to find and train implementation employees is critical to the Company's ability to achieve its growth objectives. The inability to attract and retain experienced personnel as required could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition," "-- Employees" and "Management."

RISKS ASSOCIATED WITH GEOGRAPHIC EXPANSION

    A substantial majority of the Company's revenue historically has been derived from clients located in the western United States. The Company's ability to achieve significant future revenue growth will in large part depend on its ability to gain new clients throughout the United States. By the end of calendar 1998, the Company intends to open a satellite sales and implementation center in New Jersey to service the eastern United States. The Company may open additional sales offices in the future. Due to the time required to sell and implement the Company's services and the fixed costs associated with opening a new center, any revenue associated with a new center will be significantly lower than the costs associated with it, potentially for a significant period of time. Growth and geographic expansion have resulted in new and increased responsibilities for management and have placed and continue to place a significant strain on the Company's management and operating and financial systems. The Company will be required to continue to implement and improve its systems on a timely basis and in such a manner as is necessary to accommodate the increased number of transactions and clients and the increased size of the Company's operations. Any failure to implement and improve the Company's systems or to hire and retain the appropriate personnel to manage its operations would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, an increase in the Company's operating expenses from its planned expansion will have a material adverse effect on the Company's business, financial condition and results of operations if revenue does not increase to support such expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing."

RISKS ASSOCIATED WITH THE DEVELOPMENT AND INTRODUCTION OF NEW OR ENHANCED
  SERVICES

    The Company's future business, financial condition and results of operations will continue to depend upon the Company's ability to add new services or enhancements to existing services that address the needs of the market. Failure by the Company to successfully design, develop, integrate and introduce new services or enhancements on a timely basis could prevent the Company from maintaining existing client relationships, gaining new clients or expanding its markets and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Research and Development."

DEPENDENCE ON KEY PERSONNEL

    The Company's success will depend on the performance of the Company's senior management and other key employees. The loss of the services of any senior management or other key employee could have a material adverse effect on the Company's business, financial condition and results of operations. The Company generally does not enter into employment or noncompetition agreements with its employees. If one or more of the Company's key employees resigns from the Company to join a competitor or to form a competitor, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on the Company's business, financial condition and results of operations. In the event of the loss of any key personnel, there can be no assurance that the Company would be able to prevent the unauthorized disclosure or use of its technical knowledge, practices, procedures or client lists by a former employee or that such disclosure or use would not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees" and "Management."

IMPACT OF YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in 2000, these date code fields will need to accept four digit entries in order to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies will need to be upgraded to comply with "Year 2000" requirements by the end of 1999. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance issues.

    The Company has conducted a preliminary review of its internal computer systems to identify the systems that could be affected by the Year 2000 issue and to develop a plan to make its systems Year 2000 compliant. Based on this preliminary review, the Company has discovered certain failures to comply with Year 2000 requirements. The Company is taking action to correct the non-complying features of its systems, and the Company believes that its internal software systems will be Year 2000 compliant by 2000. There can be no assurance, however, that the Company's systems will be fully Year 2000 compliant in a timely manner, and a failure by the Company to make its internal systems Year 2000 compliant could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has not determined an estimate of the costs required to correct the non-complying features, and such costs could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not currently have a contingency plan in the event that it is unable to make its systems Year 2000 compliant.

    The Company believes that its current products are, and future products will be, fully Year 2000 compliant. There can be no assurance, however, that Year 2000 errors or defects will not be discovered in the Company's current and future products. The Company's past software products, many of which are currently used by clients, are not Year 2000 compliant. The Company has begun the process of transitioning existing clients to its Year 2000 compliant products; however, there can be no assurance that the Company will be successful in providing all of its clients with Year 2000 compliant products by 2000. Any failure by the Company to transition its clients to Year 2000 compliant products could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company is not assessing the Year 2000 compliance of its clients' systems or the possible effects on its operations of the Year 2000 compliance of its clients' systems. Due to the substantial integration between the Company's computer systems and its clients' systems, the failure by the Company's clients to have Year 2000 compliant systems could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is assessing the possible effects on its operations of the Year 2000 readiness of key suppliers and subcontractors. The Company's reliance on suppliers and subcontractors, and, therefore, on the proper functioning of their information systems and software, means that failure by such suppliers and subcontractors to address Year 2000 issues could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

LIMITATIONS ON PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    The Company's success is dependent in part upon its proprietary software technology. The Company has no patents, patent applications or registered copyrights. The Company relies on a combination of contract, copyright and trade secret laws to establish and protect its proprietary technology. The Company distributes its services under software license agreements that grant clients licenses to use the Company's services and contain various provisions protecting the Company's ownership and the confidentiality of the underlying technology. The Company generally enters into confidentiality and/or license agreements with its employees and existing and potential clients, and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by the

Company in this regard will be adequate to deter misappropriation or independent third-party development of the Company's technology. There can be no assurance that the Company's services and technology do not infringe any existing patents, copyrights or other proprietary rights of others, or that third parties will not assert infringement claims in the future. If any such claims are asserted and upheld, the costs of defense could be substantial and any resulting liability to the Company could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Proprietary Rights."

UNALLOCATED NET PROCEEDS

    The Company has not designated any specific use for the net proceeds of the Offering. The Company currently expects to use the net proceeds for general corporate purposes, including capital expenditures and working capital. The Company also may use a portion of the net proceeds for the acquisition of companies, technology or services that complement the business of the Company or for strategic alliances with, or investments in, companies that provide complementary products and services. Accordingly, management will have significant discretion in applying the net proceeds of the Offering. See "Use of Proceeds."

CONCENTRATION OF STOCK OWNERSHIP

    Upon completion of this Offering, the Company's directors and executive officers and their respective affiliates will beneficially own 36.7% (36.0% if the Underwriters' over-allotment option is exercised in full) of the outstanding Common Stock. As a result, these stockholders, if they act together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have power to influence any stockholder action or approval requiring a majority vote. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change of control of the Company. See "Principal Stockholders" and "Description of Capital Stock."

POSSIBLE VOLATILITY OF STOCK PRICE

    The market price of the Company's Common Stock is likely to be highly volatile following this Offering and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new services by the Company or its competitors, market conditions in the information services industry, changes in financial estimates by securities analysts or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many technology and services companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

SUBSTANTIAL DILUTION


    The assumed public offering price is substantially higher than the net tangible book value per share of the outstanding Common Stock. As a result, purchasers of the Common Stock offered hereby will incur immediate, substantial dilution in the amount of $23.86 per share. To the extent that outstanding options or warrants to purchase the Company's Common Stock are exercised, there will be further dilution. The Company has in the past granted a substantial number of options to purchase Common Stock to employees as part of compensation packages at exercise prices per share lower than the price per share of Common Stock offered hereby, and the Company expects that it will continue to grant a substantial number of options in the future at the fair market value of the Common Stock at such time, which possibly could be a price per share lower than the price per share of Common Stock offered hereby. In addition, the Company's employee stock purchase plan provides employees an opportunity to purchase shares below prevailing market value. The Company also may issue shares of its Common Stock in connection with strategic acquisitions or alliances. Any of the foregoing could also result in dilution to stockholders. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial numbers of shares of Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock. Upon completion of this Offering, the Company will have outstanding an aggregate of 19,589,855 shares of Common Stock, based upon the number of shares outstanding as of June 30, 1998. Of these shares, all of the shares sold in this Offering and the 4,312,500 shares sold in the Company's initial public offering will be freely tradeable without restriction or further registration under the Securities Act. There are currently outstanding 2,539,100 shares of Common Stock issued pursuant to exercise of options granted under equity incentive plans of the Company, all of which shares are freely tradeable pursuant to Rule 701 of the Securities Act or have been registered for resale under the Securities Act. The remaining 10,263,255 shares of Common Stock were issued and sold by the Company in private transactions exempt from registration requirements of the Securities Act and will be available for immediate sale in the public market in accordance with Rule 144, in some cases subject to the volume and other resale limitations of Rule 144, other than the one-year holding period. Approximately 7,127,890 of such shares are subject to lock-up agreements under which the holders of such shares have agreed with William Blair & Company, L.L.C. not to sell or otherwise dispose of any of such shares for a period of 90 days following the date of this Prospectus, subject to certain limited exceptions. See "Shares Eligible for Future Sale."

    As of June 30, 1998, options to purchase 1,800,416 shares of Common Stock were outstanding, of which options to purchase 414,884 shares were then exercisable. As of June 30, 1998, options to purchase 1,277,510 shares of Common Stock were available for grant pursuant to the Company's 1996 Stock Option Plan and 579,886 shares of Common Stock were available for issuance pursuant to the Company's 1997 Employee Stock Purchase Plan. In addition, as of June 30, 1998, warrants to purchase 229,500 shares of Common Stock were outstanding, all of the underlying shares of which will be eligible for sale in the public market upon exercise of the warrants.

    Pursuant to agreements between the Company and certain stockholders and warrantholders (or their permitted transferees), approximately 9,571,976 shares of Common Stock and 124,500 shares issuable upon exercise of warrants are entitled to certain registration rights under the Securities Act. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

    The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, such Preferred Stock may have other rights, including economic rights, senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. The Company has no present plans to issue shares of Preferred Stock.

    In addition, the Company is subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law, which prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company. Further, certain other provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. These provisions include a classified board, advance notice procedures for stockholders to nominate candidates for election as directors of the Company, authorization of the Board of Directors to alter the number of directors without stockholder approval, limitations on persons who can call stockholder meetings, lack of cumulative voting and prohibition of stockholder actions by written consent. See "Description of Capital Stock -- Preferred Stock" and "-- Delaware Law and Certain Charter and Bylaw Provisions."

                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

    Forward-looking statements contained in this Prospectus are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward-looking statements. When used in this document and documents referenced herein, the words "intend," "anticipate," "believe," "estimate," and "expect" and similar expressions as they relate to the Company are included to identify such forward-looking statements. These forward-looking statements include statements regarding the demand for outsourcing employee administrative services; the Company's expansion of its client base; the Company's intention to increase its direct sales force; the development of a comprehensive and fully integrated suite of employee administrative services; the Company's ability to offer additional services; the initiation or completion of any strategic acquisition, investment or alliance; the Company's ability to extend its technology leadership; the Company's ability to attract and retain new clients; market acceptance of any new services offered by the Company; the Company's ability to minimize the impact of interest rate fluctuations; the Company's ability to develop its financial and managerial controls and systems; the opening of additional facilities; the sufficiency of the Company's back-up facilities and disaster recovery procedures; the Company's ability to develop or acquire new technologies; the Company's ability to attract and retain experienced employees; the ability of the Company to make its internal system Year 2000 compliant and to transition its clients to Year 2000 compliant systems; the Company's ability to maintain a high payroll client retention rate, and the Company's ability to increase its national presence. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation, those identified under "Risk Factors" and elsewhere in this Prospectus and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements. In addition, important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

                                USE OF PROCEEDS


    The net proceeds from the sale of the 2,475,000 shares of Common Stock offered hereby are estimated to be approximately $65.3 million ($75.2 million if the Underwriters' over-allotment option is exercised in full) at an assumed public offering price of $28.0625 per share and after deducting the estimated underwriting discount and estimated offering expenses payable by the Company. The Company intends to use the net proceeds of this Offering for general corporate purposes, including capital expenditures and working capital. The Company also may use a portion of the net proceeds for acquisitions of, or investments in, companies, technology or services that complement the business of the Company or for strategic alliances with, or investments in, companies that provide complementary products and services. No such transactions, alliances or investments are currently planned. The amounts actually expended may vary depending upon numerous factors. Pending the foregoing uses, the Company intends to invest the net proceeds from this Offering in investment-grade, short-term, interest-bearing securities, money market funds or similar short-term investments.


                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain its earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's working capital line of credit agreement prohibits the payment of cash dividends without the lender's prior approval.

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "PRBZ." The following table sets forth, for the fiscal periods indicated, the high and low sales prices of the Common Stock as reported by the Nasdaq National Market since the Company's initial public offering of Common Stock at $7.33 per share on September 19, 1997 (after giving effect to the Stock Split). Prior to September 19, 1997, there was no public trading market for the Common Stock.


                                                                               HIGH        LOW
                                                                             ---------  ---------
FISCAL 1998:
  First Quarter (from September 19, 1997)..................................  $   12.92  $    7.67
  Second Quarter...........................................................      15.33      12.08
  Third Quarter............................................................      20.00      14.00
  Fourth Quarter...........................................................      32.58      17.33
FISCAL 1999:
  First Quarter (through September 21, 1998)...............................  $   43.13  $   27.00



    On July 31, 1998, there were 372 holders of record of the Company's Common Stock. The Company believes that the number of beneficial owners of the Common Stock is substantially greater than the number of record owners because a large portion of the Common Stock is held of record in broker "street names." The last reported sale price per share of the Common Stock on September 21, 1998 on the Nasdaq National Market was $28.0625.

                                 CAPITALIZATION


    The following table sets forth the short-term indebtedness and total capitalization of the Company as of June 30, 1998 on an actual basis and on an as adjusted basis to give effect to the sale and issuance of the shares of Common Stock offered hereby at an assumed public offering price of $28.0625 per share (after deducting the estimated underwriting discount and estimated offering expenses payable by the Company) and receipt and application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be reviewed in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.



                                                                                                JUNE 30, 1998
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Current portion of capital lease obligations.............................................  $      890   $     890
                                                                                           ----------  -----------
                                                                                           ----------  -----------
Capital lease obligations, less current portion (1)......................................       1,414       1,414
Stockholders' equity:
  Preferred Stock, $.001 par value; 5,000,000 shares authorized, no shares issued and
   outstanding...........................................................................      --          --
  Common Stock, $.001 par value; 60,000,000 shares authorized, 17,114,855 shares issued
   and outstanding, actual; 19,589,855 shares issued and outstanding, as adjusted (2)....          17          20
Additional paid-in capital...............................................................      53,286     118,595
Accumulated deficit......................................................................     (25,469)    (25,469)
Notes receivable from stockholders.......................................................      (1,088)     (1,088)
                                                                                           ----------  -----------
    Total stockholders' equity...........................................................      26,746      92,058
                                                                                           ----------  -----------
      Total capitalization...............................................................  $   28,160   $  93,472
                                                                                           ----------  -----------
                                                                                           ----------  -----------


------------------------

(1) See Note 4 of Notes to Financial Statements.

(2) As of June 30, 1998 (after giving effect to the Stock Split). Excludes (i) 1,800,416 shares of Common Stock subject to outstanding options; (ii) 229,500 shares of Common Stock issuable upon exercise of outstanding warrants; (iii) 1,277,510 shares of Common Stock reserved for future grant under the Company's 1996 Stock Option Plan; and (iv) 579,886 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan. See "Management -- Stock Plans," "Description of Capital Stock -- Warrants" and Notes 6 and 7 of Notes to Financial Statements.

                                    DILUTION


    The net tangible book value of the Company as of June 30, 1998 was approximately $17.0 million or $0.99 per share of Common Stock. Net tangible book value per share represents the amount of the Company's total net tangible assets less total liabilities, divided by the number of shares of Common Stock issued and outstanding at that date. Dilution per share to new stockholders represents the difference between the amount paid by purchasers of shares of Common Stock in the Offering made hereby and the as adjusted net tangible book value per share of Common Stock immediately after the completion of this Offering. After giving effect to the sale of the shares of Common Stock offered hereby at an assumed public offering price of $28.06 per share and after deduction of the estimated underwriting discount and estimated offering expenses payable by the Company, the net tangible book value of the Company as of June 30, 1998, would have been approximately $82.3 million or $4.20 per share. This represents an immediate increase in net tangible book value of $3.21 per share to existing stockholders and an immediate dilution of $23.86 per share to new stockholders purchasing Common Stock in this Offering. The following table illustrates this per share dilution:



Assumed public offering price per share...........................             $   28.06
                                                                               ---------
  Net tangible book value per share at June 30, 1998..............  $    0.99
                                                                    ---------
  Increase in net tangible book value per share attributable to
    new stockholders..............................................       3.21
                                                                    ---------
As adjusted net tangible book value per share after the
 Offering.........................................................                  4.20
                                                                               ---------
Dilution per share to new stockholders............................             $   23.86
                                                                               ---------
                                                                               ---------

                            SELECTED FINANCIAL DATA

    The following selected statements of operations data for the years ended June 30, 1996, 1997 and 1998 and the balance sheet data at June 30, 1997 and 1998 are derived from the financial statements of the Company, which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus. The statements of operations data for the years ended June 30, 1994 and 1995 and the balance sheet data at June 30, 1994, 1995 and 1996 are derived from financial statements of the Company that have been audited by Ernst & Young LLP that are not included in this Prospectus. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                             YEAR ENDED JUNE 30,
                                                           -------------------------------------------------------
                                                              1994        1995       1996       1997       1998
                                                           ----------  ----------  ---------  ---------  ---------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue..................................................  $    4,069  $    7,095  $  13,863  $  27,374  $  46,317
Operating expenses:
  Cost of providing services.............................       1,629       2,703      6,435     13,659     23,859
  General and administrative expenses....................       1,202       1,304      2,054      4,282      6,727
  Research and development expenses......................       1,202       1,038      1,257      2,841      4,585
  Client acquisition costs...............................       1,467       2,943      5,388     11,706     17,858
  Acquisition of in-process technology...................      --          --            711     --         --
                                                           ----------  ----------  ---------  ---------  ---------
Total operating expenses.................................       5,500       7,988     15,845     32,488     53,029
                                                           ----------  ----------  ---------  ---------  ---------
Loss from operations.....................................      (1,431)       (893)    (1,982)    (5,114)    (6,712)
Interest expense.........................................         (46)        (86)      (473)    (1,190)      (557)
Other income.............................................      --          --             69         59        752
                                                           ----------  ----------  ---------  ---------  ---------
Net loss.................................................  $   (1,477) $     (979) $  (2,386) $  (6,245) $  (6,517)
                                                           ----------  ----------  ---------  ---------  ---------
                                                           ----------  ----------  ---------  ---------  ---------
Historical basic and diluted net loss per share(1).......  $  (738.50) $  (139.86) $   (4.91)
                                                           ----------  ----------  ---------
                                                           ----------  ----------  ---------
Shares used in computing historical basic and diluted net
 loss per share(1).......................................           2           7        486
Pro forma basic and diluted net loss per share(1)........                                     $   (0.59) $   (0.41)
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Shares used in computing pro forma basic and diluted net
 loss per share(1).......................................                                        10,533     15,722

                                                                                 JUNE 30,
                                                       ------------------------------------------------------------
                                                          1994         1995         1996        1997        1998
                                                       -----------  -----------  ----------  ----------  ----------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................   $     114    $     852   $    4,041  $    5,047  $   13,771
Payroll tax funds invested...........................      --           --          106,339     177,626     332,667
Working capital (deficiency).........................        (119)          69        3,022          41       3,323
Total assets.........................................       2,019        4,134      117,228     200,435     376,009
Payroll tax funds collected but unremitted...........      --           --          106,339     177,626     332,667
Long-term debt and note payable to stockholder, less
 current portion.....................................         394        1,016        8,072       8,917      --
Capital lease obligations, less current portion......         174          168          253       1,898       1,414
Total stockholders' equity (deficit).................         705        1,366         (136)      3,869      26,746

------------------------

(1) See Note 1 of Notes to Financial Statements for an explanation of the determination of the shares used in computing historical and pro forma basic and diluted net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION ALSO SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    ProBusiness Services, Inc. is a leading provider of employee administrative services for large employers. The Company's primary service offerings are payroll processing, payroll tax filing, benefits administration, including the enrollment and processing of flexible benefit plans and COBRA programs, and human resources software. The Company's proprietary PC-based payroll system offers the cost-effective benefits of outsourcing and high levels of client service, while providing the flexibility, control, customization and integration of an in-house system.

    Since 1994, the Company has experienced significant growth of its revenue, client base and average client size. Revenue increased from $4.1 million in fiscal 1994 to $46.3 million in fiscal 1998. From June 30, 1994 to June 30, 1998, the client base for payroll processing services increased from 200 to approximately 510 clients, while the average size of the Company's payroll clients increased from approximately 400 employees to approximately 1,100 employees. The number of checks that the Company processed for its payroll clients increased from 2.9 million to 4.3 million for the quarters ended June 30, 1997 and 1998, respectively. As of June 30, 1998, the Company provided services to approximately 1,400 clients. The Company's revenue growth is primarily due to continued growth in its client base, the introduction of its payroll tax service in fiscal 1996, an increase in the average size of its clients, the introduction of new features and other services, and a high retention rate of existing payroll clients (approximately 92% for fiscal 1998). The Company does not anticipate it will sustain this rate of growth in the future.

    The establishment of new client relationships involves lengthy and extensive sales and implementation processes. The sales process generally takes three to twelve months or longer, and the implementation process generally takes an additional three to nine months or longer. In connection with the acquisition of each new client, the Company incurs substantial client acquisition costs, which consist primarily of sales and implementation expenses and, to a lesser extent, marketing expenses. In addition, the Company's revenue is subject to significant seasonal fluctuations, with the largest percentage of annual revenue being realized in the third and fourth fiscal quarters, primarily due to new clients beginning services in the beginning of the tax year (the Company's third fiscal quarter) and higher interest income earned on tax funds. Further, the Company's operating expenses are typically higher as a percentage of revenue in the first and second fiscal quarters as the Company increases personnel to acquire new clients and to implement and provide services to such new clients, a large percentage of which begin services in the third quarter. The Company expects this pattern to continue. The Company has experienced significant operating losses since its inception and expects to incur significant operating losses in the future due to continued client acquisition costs, investments in research and development and costs associated with expanding its sales efforts and operations to new geographic regions. As of June 30, 1998, the Company had an accumulated deficit of approximately $25.5 million. There can be no assurance that the Company will achieve or sustain profitability in the future.

    The Company derives its revenue from fees charged to clients for services and income earned from investing payroll tax funds. The Company generally recognizes revenue from services when such services are performed and recognizes income from investments when earned. The Company typically invests these funds in short-term financial instruments such as overnight U.S. government direct and agency obligations repurchase agreements, commercial paper rated A-1 and/or P-1 and money market funds with an underlying credit quality of AA or better, which are subject to credit risks and interest rate fluctuations. See "Risk Factors -- Investment Risks." Interest income earned on collected, but unremitted payroll tax funds amounted to $1.9 million, $5.9 million and $11.5 million for fiscal 1996, 1997 and 1998, respectively. Payroll and payroll tax clients generally are subject to contracts with an initial term of 36 months. Benefits administration and human resources software clients generally are subject to contracts with an initial term of 12 months. The Company's contracts generally do not have significant penalties for cancellation.

    The Company's cost of providing services consists primarily of ongoing account management, tax and benefits administration operations and production costs, and, to a lesser extent, amortization of capitalized software development costs. The Company capitalizes software development costs after technological feasibility of the software relating to a service has been established and amortizes such costs using the greater of (i) the straight-line basis over the estimated useful life of the software, which is generally 36 months, or (ii) the ratio of current revenue to the total of current revenue and anticipated future revenue over the life of the related product. General and administrative expenses consist primarily of personnel costs, professional fees and other overhead costs for finance and corporate services. Research and development expenses consist primarily of personnel costs. Client acquisition costs consist of sales and implementation expenses and, to a lesser extent, marketing expenses.

    The Company has made acquisitions of businesses in the past and intends to pursue acquisitions in the future. In connection with acquisitions, the Company has in the past incurred, and likely will incur in the future, costs associated with adding personnel, integrating technology, increasing overhead to support the acquired businesses, acquiring in-process technology and amortizing expenses related to intangible assets. As a result, such acquisitions have had, and any future acquisition could have, an adverse effect on the Company's results of operations.


    In January 1997, the Company acquired all of the outstanding capital stock of BeneSphere Administrators, Inc. ("BeneSphere") for an initial purchase price of $3.1 million, with up to an additional $4.5 million to be paid in quarterly installments, beginning April 1998 through January 2000, if certain financial performance conditions are met. As of June 30, 1998, and in connection with the financial performance conditions, $2.2 million of the $4.5 million additional purchase price had been earned. In connection with the acquisition of BeneSphere, the Company has recorded $4.5 million of goodwill, which is being amortized ratably over 20 years and could be increased by up to an additional $2.3 million if additional financial performance conditions are met. In May 1996, the Company acquired substantially all of the business and assets of Dimension Solutions, Inc. ("Dimension Solutions") for a purchase price of $1.3 million. In connection with the acquisition of Dimension Solutions, the Company recorded a one-time charge of $711,000 in fiscal 1996 relating to the purchase of in-process technology.


    As of June 30, 1998, the Company had federal and state net operating loss carryforwards of approximately $17.2 million and $1.2 million, respectively. The net operating loss carryforwards will expire at various dates beginning with fiscal 1999 through 2013, if not utilized. The Company's utilization of the net operating loss carryforwards may be subject to annual limitations under the Internal Revenue Code, as amended, as a result of changes in the Company's ownership, which limitations could significantly restrict or partially eliminate their utilization. No income tax expense has been recorded since the Company's inception.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain items reflected in the statements of operations expressed as a percentage of revenue. There can be no assurance that the indicated trends in revenue growth or operating results will continue in the future.

                                                                                                 YEAR ENDED JUNE 30,
                                                                                           -------------------------------
                                                                                             1996       1997       1998
                                                                                           ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenue..................................................................................      100.0%     100.0%     100.0%
Operating expenses:
  Cost of providing services.............................................................       46.4       49.9       51.5
  General and administrative expenses....................................................       14.8       15.6       14.5
  Research and development expenses......................................................        9.1       10.4        9.9
  Client acquisition costs...............................................................       38.9       42.8       38.6
  Acquisition of in-process technology...................................................        5.1     --         --
                                                                                           ---------  ---------  ---------
    Total operating expenses.............................................................      114.3      118.7      114.5
                                                                                           ---------  ---------  ---------
Loss from operations.....................................................................      (14.3)     (18.7)     (14.5)
Interest expense.........................................................................       (3.4)      (4.3)      (1.2)
Other income.............................................................................        0.5        0.2        1.6
                                                                                           ---------  ---------  ---------
Net loss.................................................................................      (17.2)%     (22.8)%     (14.1)%
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

YEARS ENDED JUNE 30, 1998 AND JUNE 30, 1997

    REVENUE. Revenue increased 69.2% to $46.3 million in fiscal 1998 from $27.4 million in fiscal 1997, primarily due to an increase in the number and average size of the Company's payroll and tax clients and, to a lesser extent, the inclusion of a full year's results of the Company's benefits administration services which were introduced January 1997. Interest income earned on payroll tax funds invested was $11.5 million and $5.9 million for fiscal 1998 and 1997, respectively. This increase was primarily the result of higher average daily tax balances in fiscal 1998.

    COST OF PROVIDING SERVICES. Cost of providing services increased 74.7% to $23.9 million in fiscal 1998 from $13.7 million in fiscal 1997 and increased as a percentage of revenue to 51.5% from 49.9%. The increase in absolute dollars was primarily due to the increase year-over-year in clients serviced. The increase as a percentage of revenue was primarily due to building management infrastructure in the Company's benefits operations and the opening of the Company's production facility in Irvine, California in fiscal 1998.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 57.1% to $6.7 million in fiscal 1998 from $4.3 million in fiscal 1997 and decreased as a percentage of revenue to 14.5% from 15.6%. The increase in absolute dollars was primarily due to the hiring of additional management and administrative personnel to support the Company's growth and, to a lesser extent, to costs associated with the Company's benefits administration services which were introduced in January 1997 and included in general and administrative expenses for the full year of fiscal 1998. The decrease as a percentage of revenue was due primarily to the allocation of certain fixed costs over higher revenue.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 61.4% to $4.6 million in fiscal 1998 from $2.8 million in fiscal 1997 and decreased as a percentage of revenue to 9.9% from 10.4%. The increase in absolute dollars was primarily a result of additional personnel and equipment to develop enhancements and new features to the Company's existing services. Research and development expenses decreased as a percentage of revenue due in part to higher revenue and an increase in the amount of expenses capitalized in fiscal 1998. Capitalized software development costs were $3.9 million and $1.4 million for fiscal 1998 and 1997, respectively.

    CLIENT ACQUISITION COSTS. Client acquisition costs increased 52.6% to $17.9 million in fiscal 1998 from $11.7 million in fiscal 1997 and decreased as a percentage of revenue to 38.6% from 42.8%. The increase in absolute dollars was primarily due to the expanded sales and implementation force for payroll and national tax services, and inclusion of a full year's expenses related to the Company's benefits administration services introduced in January 1997.


    INTEREST EXPENSE. Interest expense decreased 53.2% to $557,000 in fiscal 1998 from $1.2 million in fiscal 1997. The decrease in interest expense was primarily due to the repayment of subordinated debt and repayment of borrowings under the Company's secured revolving line of credit with proceeds from the Company's initial public offering in September 1997.

    OTHER INCOME. Other income increased as a percentage of revenue to 1.6% in fiscal 1998 from 0.2% in fiscal 1997. The increase as a percentage of revenue was due to higher cash and investment balances resulting from the Company's initial public offering in September 1997 when compared to the same period the prior year.

YEARS ENDED JUNE 30, 1997 AND JUNE 30, 1996

    REVENUE. Revenue increased 97.5% to $27.4 million in fiscal 1997 from $13.9 million in fiscal 1996, primarily due to an increase in the number and average size of the Company's payroll clients, the introduction of the Company's payroll tax service in January 1996 and, to a lesser extent, the introduction of the Company's benefits administration services in January 1997. Interest income earned on payroll tax funds invested was $5.9 million and $1.9 million for fiscal 1997 and 1996, respectively.

    COST OF PROVIDING SERVICES. Cost of providing services increased 112.3% to $13.7 million in fiscal 1997 from $6.4 million in fiscal 1996 and increased as a percentage of revenue to 49.9% from 46.4%. The increases were primarily due to hiring additional managers for payroll account management, operations expense related to the Company's benefits administration services and, to a lesser extent, production expenses related to an increase in the number of payroll clients and increased personnel expenses related to the Company's payroll tax service, which was introduced in January 1996.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 108.5% to $4.3 million in fiscal 1997 from $2.1 million in fiscal 1996 and increased as a percentage of revenue to 15.6% from 14.8%. The increases were primarily a result of the hiring of additional management and administrative personnel to support the Company's growth.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 126.0% to $2.8 million in fiscal 1997 from $1.3 million in fiscal 1996 and increased as a percentage of revenue to 10.4% from 9.1%. The increases were primarily a result of additional personnel and equipment to develop enhancements and new features to the Company's existing services. Capitalized software development costs were $1.4 million in fiscal 1997 and $645,000 in fiscal 1996.


    CLIENT ACQUISITION COSTS. Client acquisition costs increased 117.3% to $11.7 million in fiscal 1997 from $5.4 million in fiscal 1996 and increased as a percentage of revenue to 42.8% from 38.9%. The increases were primarily due to expenses resulting from the establishment of a separate sales force to market the Company's payroll tax service, increased expenses resulting from the expansion of the Company's payroll sales force and, to a lesser extent, implementation expenses related to an increased number of new clients that started services in January 1997.


    INTEREST EXPENSE. Interest expense increased 151.6% to $1.2 million in fiscal 1997 from $473,000 in fiscal 1996, primarily due to increased borrowing under the Company's line of credit, the issuance of promissory notes to certain investors in October and December 1995 and an increased amount of capitalized equipment leases.

QUARTERLY RESULTS

    The following table sets forth selected unaudited quarterly financial information for each of the eight quarters in the period ended June 30, 1998, as well as such data expressed as a percentage of the Company's revenue for the periods presented. This information has been derived from unaudited statements of operations data that, in the opinion of management, are stated on a basis consistent with the audited financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The Company's results of operations for any quarter are not necessarily indicative of the results to be expected in any future period.

                                                                              QUARTER ENDED
                                               ----------------------------------------------------------------------------
                                                         1996                                   1997
                                               ------------------------  --------------------------------------------------
                                                SEPT. 30      DEC. 31     MARCH 31      JUNE 30     SEPT. 30      DEC. 31
                                               -----------  -----------  -----------  -----------  -----------  -----------
                                                                              (IN THOUSANDS)
Revenue......................................   $   4,675    $   5,524    $   8,427    $   8,748    $   9,227    $  10,325
Operating Expenses:
  Cost of providing services.................       2,288        2,950        3,907        4,514        5,019        5,772
  General and administrative expenses........         622          869        1,441        1,350        1,768        1,600
  Research and development expenses..........         625          683          732          801        1,110        1,020
  Client acquisition costs...................       2,215        2,413        3,664        3,414        3,978        4,092
                                               -----------  -----------  -----------  -----------  -----------  -----------
Total operating expenses.....................       5,750        6,915        9,744       10,079       11,875       12,484
                                               -----------  -----------  -----------  -----------  -----------  -----------
Loss from operations.........................      (1,075)      (1,391)      (1,317)      (1,331)      (2,648)      (2,159)
Interest expense.............................        (215)        (305)        (380)        (290)        (255)        (119)
Other income.................................          11            1            2           45           26          234
                                               -----------  -----------  -----------  -----------  -----------  -----------
Net loss.....................................   $  (1,279)   $  (1,695)   $  (1,695)   $  (1,576)   $  (2,877)   $  (2,044)
                                               -----------  -----------  -----------  -----------  -----------  -----------
                                               -----------  -----------  -----------  -----------  -----------  -----------

                                                                     AS A PERCENTAGE OF TOTAL REVENUE
                                               ----------------------------------------------------------------------------
Revenue......................................       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
Operating Expenses:
  Cost of providing services.................        48.9         53.4         46.4         51.6         54.4         55.9
  General and administrative expenses........        13.3         15.7         17.1         15.4         19.2         15.5
  Research and development expenses..........        13.4         12.4          8.7          9.2         12.0          9.9
  Client acquisition costs...................        47.4         43.7         43.4         39.0         43.1         39.6
                                               -----------  -----------  -----------  -----------  -----------  -----------
Total operating expenses.....................       123.0        125.2        115.6        115.2        128.7        120.9
                                               -----------  -----------  -----------  -----------  -----------  -----------
Loss from operations.........................       (23.0)       (25.2)       (15.6)       (15.2)       (28.7)       (20.9)
Interest expense.............................        (4.6)        (5.5)        (4.5)        (3.3)        (2.8)        (1.2)
Other income.................................         0.2          0.0          0.0          0.5          0.3          2.3
                                               -----------  -----------  -----------  -----------  -----------  -----------
Net loss.....................................       (27.4)%      (30.7 )%      (20.1 )%      (18.0 )%      (31.2 )%      (19.8)%
                                               -----------  -----------  -----------  -----------  -----------  -----------
                                               -----------  -----------  -----------  -----------  -----------  -----------


                                                         1998
                                               ------------------------
                                                MARCH 31      JUNE 30
                                               -----------  -----------

Revenue......................................   $  13,611    $  13,154
Operating Expenses:
  Cost of providing services.................       6,424        6,644
  General and administrative expenses........       1,693        1,666
  Research and development expenses..........       1,213        1,242
  Client acquisition costs...................       5,569        4,219
                                               -----------  -----------
Total operating expenses.....................      14,899       13,771
                                               -----------  -----------
Loss from operations.........................      (1,288)        (617)
Interest expense.............................         (87)         (96)
Other income.................................         242          250
                                               -----------  -----------
Net loss.....................................   $  (1,133)   $    (463)
                                               -----------  -----------
                                               -----------  -----------

Revenue......................................       100.0%       100.0%
Operating Expenses:
  Cost of providing services.................        47.2         50.5
  General and administrative expenses........        12.4         12.7
  Research and development expenses..........         9.0          9.4
  Client acquisition costs...................        40.9         32.1
                                               -----------  -----------
Total operating expenses.....................       109.5        104.7
                                               -----------  -----------
Loss from operations.........................        (9.5)        (4.7)
Interest expense.............................        (0.6)        (0.7)
Other income.................................         1.8          1.9
                                               -----------  -----------
Net loss.....................................        (8.3 )%       (3.5 )%
                                               -----------  -----------
                                               -----------  -----------

    Revenue has increased over the last eight quarters primarily as a result of the increase in the number and average size of the Company's payroll and tax clients and the introduction of the Company's benefits administration services in the third fiscal quarter in 1997. The Company's revenue is subject to significant seasonal fluctuations, with the largest percentage of annual revenue being realized in the third and fourth fiscal quarters primarily due to new clients beginning services at the beginning of the tax year in January and higher interest income earned on tax funds.

    The Company's operating expenses typically are higher as a percentage of revenue in the first and second fiscal quarters as the Company increases personnel to acquire new clients and to implement and provide services to such new clients, a large percentage of which begin services in January. The Company expects this pattern to continue. Cost of providing services increased in the second and fourth fiscal quarters of 1998 primarily due to increases in account management personnel and production costs related to the Company's expanded client base.

    The Company's client acquisition costs typically fluctuate from quarter to quarter in relation to the addition of new clients. Sales, marketing and implementation costs incurred to provide services to new clients are expensed as incurred over the implementation period which typically lasts three to nine months or longer. A significant portion of these costs (including sales commissions) are expensed at the time clients begin services. In the third fiscal quarter of 1998, the increase in client acquisition costs in absolute dollars was primarily due to commission costs and costs for payroll and national tax services associated with clients beginning services in January.


    The Company's quarterly operating results have in the past and will in the future vary significantly depending on a variety of factors, including the number and size of new clients starting services, the decision of one or more clients to delay or cancel implementation or ongoing services, interest rates, seasonality, the ability of the Company to design, develop and introduce new services and features for existing services on a timely basis, transition costs to new technologies, expenses incurred for geographic expansion, risks associated with payroll tax and benefits administration services, price competition, a reduction in the number of employees of its clients, and general economic factors. Revenue from new clients represents a significant portion of quarterly revenue in the third and fourth fiscal quarters. A substantial majority of the Company's operating expenses, particularly personnel and related costs, depreciation and rent, is relatively fixed in advance of any particular quarter. The Company's agreements with its clients generally do not have significant penalties for cancellation. As a result, any decision by a client to delay or cancel implementation of the Company's services or the Company's underutilization of personnel may cause significant variations in operating results in a particular quarter and could result in losses for such quarter. As the Company secures larger clients, the time required for implementing the Company's services increases, which could contribute to larger fluctuations in revenue. Interest income earned from investing payroll tax funds, which is a significant portion of the Company's revenue, is vulnerable to fluctuations in interest rates. In addition, the Company's business may be affected by shifts in the general health of the economy, client staff reductions, strikes, acquisitions of its client by other companies and other downturns. There can be no assurance that the Company's future revenue and results of operations will not vary substantially.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, the Company has financed its operations primarily through a combination of sales of equity securities, private debt and bank borrowings, and to a lesser extent, equipment leases. Prior to the initial public offering, the Company raised approximately $23.4 million in private sales of equity securities and raised approximately $27.0 million from its initial public offering in September 1997.

    At June 30, 1998, the Company had approximately $13.8 million of cash and cash equivalents and a $20.0 million secured revolving line of credit, which expires in December 2000. At June 30, 1998, the Company had no outstanding borrowings under the line of credit. See Note 3 of Notes to Financial Statements.

    Net cash provided by operating activities for fiscal 1998 was $3.6 million and net cash used in operating activities for fiscal 1997 and 1996 was $4.1 million and $202,000, respectively. Net cash provided by operating activities in fiscal 1998 compared to net cash used in operating activities in fiscal 1997 was primarily the result of increases in accrued liabilities, depreciation and deferred revenue, and decreases in other assets in fiscal 1998, partially offset by an increase in prepaid expenses and other current assets. The increase in cash used in operating activities in fiscal 1997 compared to fiscal 1996 was primarily the result of net losses and, to a lesser extent, increases in accounts receivable and other assets, partially offset by depreciation and amortization and an increase in accrued liabilities.

    Net cash used in investing activities was $14.3 million, $4.7 million and $3.3 million for fiscal 1998, 1997 and 1996, respectively. The increase in net cash used in investing activities in fiscal 1998 resulted primarily from (i) capital expenditures for equipment, furniture and fixtures to support the Company's increased personnel, (ii) the move of the Company's corporate headquarters in early fiscal 1998 and (iii) the establishment of the Company's Irvine production facility in early fiscal 1998. In addition, the Company capitalized software development costs of $3.9 million, $1.4 million and $645,000 in fiscal 1998, 1997 and 1996 respectively. The Company expects to make additional capital expenditures for furniture, equipment and fixtures to support the continued growth of its operations. In addition, the Company anticipates that it will continue to expend funds for software development in the future.

    Net cash provided by financing activities was $19.5 million, $9.8 million and $6.7 million for fiscal 1998, 1997 and 1996, respectively. Net cash provided by financing activities for fiscal 1998 related primarily to $27.0 million of net proceeds from the Company's initial public offering of common stock and $959,000 from the exercise of warrants. The increase was partially offset by the payment of $3.9 million of outstanding subordinated debt and the net repayment of $4.8 million of borrowings under the Company's secured revolving line of credit. Net cash provided by financing activities for fiscal 1997 was primarily a result of $9.9 million of net proceeds from the issuance of preferred stock in March 1997. Net cash provided by financing activities for fiscal 1996 was primarily the result of $4.0 million from subordinated debt and net proceeds of $2.5 million from borrowings under line of credit agreements.

    The Company believes that the net proceeds from this Offering, together with existing cash balances, amounts available under its current credit facility and anticipated cash flows from operations will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. The Company may also utilize cash to acquire or invest in complementary businesses or to obtain the right to use complementary technologies, although the Company does not have any pending plans to do so. The Company may sell additional equity or debt securities or obtain additional credit facilities.

YEAR 2000 COMPLIANCE

    The Company has conducted a preliminary review of its internal computer systems to identify the systems that could be affected by the Year 2000 issue and to develop a plan to make its systems Year 2000 compliant. Based on this preliminary review, the Company has discovered certain failures to comply with Year 2000 requirements. The Company is taking action to correct the noncomplying features of its systems, and the Company believes that its internal software systems will be Year 2000 compliant by 2000. There can be no assurance, however, that the Company's systems will be fully Year 2000 compliant in a timely manner, and a failure by the Company to make its internal systems Year 2000 compliant could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has not determined an estimate of the costs required to correct the noncomplying features, and such costs could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not currently have a contingency plan in the event that it is unable to make its systems Year 2000 compliant.

    The Company believes that its current products are, and future products will be, fully Year 2000 compliant. There can be no assurance, however, that Year 2000 errors or defects will not be discovered in the Company's current and future products. The Company's past software products, many of which are currently used by clients, are not Year 2000 compliant. The Company has begun the process of transitioning existing clients to its Year 2000 compliant products; however, there can be no assurance that the Company will be successful in providing all of its clients with Year 2000 compliant products by 2000. Any failure by the Company to transition its clients to Year 2000 compliant products could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company is not assessing the Year 2000 compliance of its clients' systems or the possible effects on its operations of the Year 2000 compliance of its clients' systems. Due to the substantial integration between the Company's computer systems and its clients' systems, the failure by the Company's clients to have Year 2000 compliant systems in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is assessing the possible effects on its operations of the Year 2000 readiness of key suppliers and subcontractors. The Company's reliance on suppliers and subcontractors, and, therefore, on the proper functioning of their information systems and software, means that failure by such suppliers and subcontractors to address Year 2000 issues could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Impact of Year 2000 Compliance."

INTEREST RATE SWAP AGREEMENTS

    During fiscal 1998, the Company entered into various interest rate swap agreements with a financial institution. The purpose of these agreements is to convert a portion of the interest the Company earns from collected but unremitted payroll tax funds from a floating to a fixed rate basis. The Company considers these agreements to be for "other than trading purposes" and has accounted for these agreements on an accrual basis, with each net payment or receipt due or owed under each agreement recognized in earnings during the period to which the payment or receipt relates, with no recognition on the balance sheet of the fair value of the agreements. At June 30, 1998, the aggregate fair value of these agreements was $432,000.

    These agreements, with fixed interest rates between 5.736% and 5.905%, each have a term of two years, one of which has a cancellation option after one year, and expire at various dates through April 2000. Interest is paid or received based upon the product of the contractual notional balance multiplied by the difference in the fixed interest rate and the contractual floating rate option. The contractual notional balance varies on a monthly basis due to fluctuations in projected holdings of collected but unremitted payroll tax funds. At June 30, 1998, the notional balance was $204.7 million and the average monthly notional balance for the remaining term of the agreements was $242.0 million. The agreements require collateral if interest rates increase and certain other conditions are met as defined in the agreements. At June 30, 1998, no collateral was required.

    The primary market risk to which the Company is exposed related to these agreements is interest rate risk. The Company has performed a sensitivity analysis related to these agreements assuming both positive and negative parallel shifts in interest rates of 50, 100 and 150 basis points. As a result of this analysis, the Company has determined that due to its current use of interest rate swap agreements, the Company would not experience a material adverse affect in its business, financial condition and results of operations, related to such hypothetical changes in interest rates during fiscal 1999. See "Risk Factors -- Investment Risks."

                                    BUSINESS

    THE FOLLOWING BUSINESS SECTION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


    ProBusiness is a leading provider of employee administrative services for large employers. The Company's primary service offerings are payroll processing, payroll tax filing, benefits administration, including the enrollment and processing of flexible benefits plans and COBRA programs, and human resources software. The Company's proprietary PC-based payroll system offers the cost-effective benefits of outsourcing and high levels of client service, while providing the flexibility, control, customization and integration of an in-house system. As of June 30, 1998, the Company provided services to approximately 1,400 clients. As of June 30, 1998, the Company provided payroll processing services to approximately 510 clients with an aggregate of approximately 575,000 active employees and an average of approximately 1,100 employees. For the quarter ended June 30, 1998, the Company processed 4.3 million checks for the Company's payroll clients. In addition to providing tax filing services for its payroll clients, as of June 30, 1998 the Company provided national tax filing services to 72 clients with an aggregate of approximately 1.1 million employees and an average of approximately 15,200 employees.


    The Company differentiates itself from its competitors through its proprietary PC-based technology, high quality, responsive and professional client service, and focus on the needs of large employers. ProBusiness develops a business partnership with each client by assessing each client's payroll processing needs, reengineering and designing the client's payroll systems and processes and implementing a cost-effective solution. The Company maintains an ongoing relationship with each client using a strategic team of specialists led by a personal account manager who proactively manages each client's account and marshals the resources of the team to meet the client's specific needs. ProBusiness maintains a low client-to-account manager ratio to offer clients accessible and responsive account management. The Company believes that its low client-to-account manager ratio and its focus on client service are key factors in enabling the Company to achieve a high payroll client retention rate, which was approximately 92% for fiscal year 1998.

INDUSTRY BACKGROUND

    Many large businesses have found that outsourcing non-core functions reduces costs, improves service, quality and efficiency, allows personnel to focus on core competencies and enhances productivity through access to advanced technologies. As a result, the demand for outsourcing employee administrative services has grown significantly and is expected to continue to grow over the next several years. According to G-2 Research, Inc., third-party payroll processing, payroll tax filing and benefits administration is expected to generate approximately $3.9 billion in revenue in 1998 and approximately $9.3 billion in revenue in 2003.

    Payroll processing, payroll tax filing and benefits administration lend themselves to outsourcing because they are complex and costly for employers to conduct internally. Payroll processing involves tracking employee data, calculating payroll data and producing paychecks and direct deposits, remitting and filing payroll taxes and generating management reports. Benefits administration consists of many human resources functions, such as the enrollment and processing of flexible benefits plans and the administration and management of COBRA programs. In recent years, payroll processing and benefits administration have increased in complexity due to continual changes in regulations and increasingly sophisticated employee benefits plans. For example, large employers must have the ability to calculate taxes for multiple federal, state and local government agencies, collect garnishments based on different state laws and make numerous agency filings. In addition, payroll and benefits administration systems must keep pace with rapidly evolving business operations as companies increase in size, expand geographically or add new operations. Finally, these systems must be flexible and scalable to integrate with increasingly advanced computer systems as companies adopt new technologies.

    Despite the complexities of payroll processing and the advantages provided by outsourcing, most large employers continue to process payroll in-house because they believe their unique business needs require the control and integration of an in-house system. These in-house payroll systems generally run on expensive mainframe or minicomputer systems and require customization and significant ongoing technical support. In addition, such systems typically are operated and maintained by large payroll departments, which are supported by dedicated programmers, systems analysts and production personnel. As their payroll needs change, employers that process their payroll in-house must continue to make significant investments in personnel, hardware and software to maintain and upgrade their payroll systems.

    Large employers that have outsourced their payroll processing needs have looked primarily to traditional payroll service providers, which process payroll data received from clients utilizing mainframe computers located at multiple regional data centers. This approach utilizes two systems, the client's and the service provider's, which have different hardware, operating systems, software applications and data configurations. Maintaining and synchronizing two separate systems make it difficult for these service providers to update code, add features and functionality and provide clients with customization and integration with their other systems. In addition, the complexities presented by operating two separate systems often impede the timely identification and resolution of client payroll processing problems.

    Many large employers that choose to outsource their employee administration functions require a payroll provider that offers a high level of flexibility and client service. In addition, these employers prefer to have a single service provider of comprehensive and integrated services for their payroll, benefits and other employee administrative needs. Given the inherent limitations of the technology used by traditional payroll processing providers, such providers are unable to deliver a highly responsive and flexible solution. As a result, the Company believes a significant opportunity exists for service providers that can furnish large employers with high quality client service and a payroll system that offers the cost-effective benefits of outsourcing, while providing the same level of control, customization and integration as an in-house system.

THE PROBUSINESS SOLUTION

    The Company's solution provides large employers with the cost-effective benefits of outsourcing and high levels of client service, while providing the flexibility, system control, customization and integration of an in-house system. The Company combines its PC-based technology and personalized client service to provide a broad range of service offerings, including payroll processing, payroll tax filing, benefits administration and human resources software.

    PC-BASED TECHNOLOGY. The Company's proprietary PC-based technology for its payroll services provides a platform for delivering high levels of service together with the flexibility and control of an in-house system. The Company creates a mirrored version of each client's system, which allows the Company's account managers to access client information using the same data, programs and screens as the client uses on its PC network. This enables the Company to quickly and easily identify client problems or modify application programs in response to client requests. The client maintains control by having direct access to all calculation programs and all historical and transactional data, which also provides the client with flexibility to respond quickly to employee and third-party inquiries, to fully analyze payroll data and to generate management reports.

    The Company's system architecture is designed to distribute payroll processing tasks to multiple low cost, high performance PCs, which enables the Company to scale its system continually to handle increasing transaction volumes. The Company's PC-based application software supports the development of customized solutions for each client that can be easily upgraded and integrated with a client's other systems. In addition, multiple networked PCs facilitate exception processing and rapid response that large employers require.

    CLIENT SERVICE FOCUS. The Company delivers high quality, responsive and professional service by establishing a business partnership with each client. The Company assigns each client a personal account manager, who proactively manages the account and marshals the resources of a strategic team of specialists to meet the client's specific needs. The Company maintains a low client-to-account manager ratio to offer clients accessible and responsive account management. The Company supports each client with functional and regulatory expertise in payroll, payroll tax and employee benefits, as well as specialists in pay data interfaces, general ledger interfaces, paid-time-off, report writing and systems integration. The Company uses its systems integration expertise to facilitate the integration of its payroll processing system with the client's existing hardware and software. To support and provide high quality service, the Company focuses on hiring experienced accounting and technical professionals from the payroll, accounting, human resources and financial services industries. The Company promotes its client service culture by instilling a sense of ownership in each employee through incentive compensation and recognition of achievements based on providing high quality service to clients.

    VALUE-ADDED SERVICES. The Company believes that it provides its clients higher value-added and more cost-effective payroll services than most other third-party providers. During the implementation process, the Company reengineers the client's payroll processes and designs a payroll system that integrates with the client's other systems. Once implementation is completed, integration between payroll and other systems is improved, eliminating manual tasks and allowing a client to redeploy specialized personnel to other functions within the organization.

STRATEGY

    The Company's objective is to be the premier provider of employee administrative services for large employers. The Company's strategy is to continue providing clients with high levels of personal service and developing a comprehensive and fully integrated suite of employee administrative services. The Company also intends to expand its client base and provide additional services to its existing clients. The Company's ongoing strategy includes the following key factors.

    PROVIDE PREMIER SERVICE. The Company is committed to providing high levels of personal service and proactive account management, including maintaining a low client-to-account manager ratio. The Company believes that its ability to consistently deliver high quality service is a competitive advantage in the large employer market and is a key factor in enabling the Company to achieve a high payroll client retention rate, which was approximately 92% for fiscal 1998.

    EXPAND CLIENT BASE. The Company intends to continue adding to its client base by expanding its direct sales force and locating sales representatives in major metropolitan areas throughout the United States, as well as increasing its penetration in existing markets and pursuing strategic alliances and acquisitions.

    PROVIDE A COMPREHENSIVE AND INTEGRATED SOLUTION. The Company's goal is to create a single data processing system that it can use as a platform to offer a full range of services to clients, thereby strengthening client relationships and improving efficiencies for both the Company and its clients. The Company intends to continue investing substantial resources to further develop a comprehensive and fully integrated suite of employee administrative services and extend the functionality of its existing proprietary technology.

    INCREASE SERVICES TO EXISTING CLIENTS. The Company believes that there is a significant opportunity for it to cross-sell its services to its existing client base, as few of its current clients use all of the Company's services. In addition, the Company intends to leverage its relationships with existing clients to market new services and features.

    PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES. The Company intends to pursue acquisitions and alliances to broaden its range of services and service features, enhance industry and technical expertise and acquire complementary technology. For example, during fiscal 1996, the Company introduced its human resources software and, during fiscal 1997, its benefits administration services through the acquisitions of Dimension Solutions and BeneSphere, respectively. During 1998, the Company formed alliances with SAP AG, a leading provider of enterprise business solutions, and Sheakly UniService, a leading provider of unemployment cost control services. See "-- Sales and Marketing."

    EXTEND TECHNOLOGY LEADERSHIP. The Company is committed to investing resources to enhance its industry-leading employee administrative services technology. The Company is developing a client/server version of its system and is broadening its administrative services offerings by developing Internet-based applications. The Company believes that the introduction of such administrative services offerings will enable it to address the growing demand for the extension of its applications throughout the enterprise.

    The Company's strategy involves substantial risks and uncertainties. There can be no assurance that the Company will be successful in implementing its strategy or that its strategy, even if implemented, will lead to successful achievement of the Company's objectives. If the Company is unable to implement its strategy effectively, the Company's business, financial condition and results of operations will be materially adversely affected. See "Risk Factors."

SERVICE OFFERINGS

    The Company provides a broad range of employee administrative services, including payroll processing, payroll tax filing, benefits administration and human resources software. The Company intends to expand its service offerings through future acquisitions, alliances and investments and to develop enhancements to its existing services internally.

    PAYROLL PROCESSING. The Company processes time and attendance data to calculate and produce employee paychecks, direct deposits and reports for its clients. Clients receive paychecks and reports within 24 to 48 hours of the Company's receipt of the data electronically submitted from the client. The Company's system is highly configurable to meet the specialized needs of each client yet maintains the ability to provide high volume processing. The system integrates easily with the client's general ledger, human resources and time and attendance systems. In addition, the Company offers many sophisticated features, including the automatic enrollment and tracking of paid time off, proration of compensation for new hires and integrated garnishment processing.


    PAYROLL TAX FILING. The Company collects contributed employer and employee tax funds from clients, deposits such funds with tax authorities when due, files all tax returns and reconciles the client's account. The Company will also represent the client before tax authorities in disputes or inquiries. Substantially all existing payroll clients utilize the Company's payroll tax service. In addition, as of June 30, 1998, the Company provided national tax services to 72 clients with an aggregate of approximately 1.1 million employees and an average of approximately 15,200 employees.


    BENEFITS ADMINISTRATION. The Company's benefits administration services include flexible benefits enrollment and processing, COBRA administration and consolidated billing and eligibility tracking. Employees can enroll in and choose their flexible spending benefits through traditional paper-based forms or through Internet-accessible enrollment sites using the Company's Enrollnet-TM-service.

    HUMAN RESOURCES SOFTWARE. The Company's human resources software tracks and reports general employee information, including compensation, benefits, skills, performance, training, job titles and medical history. For clients that also use the Company's payroll service, the human resources data can be transferred to the payroll services system, thus eliminating the need for duplicate data entry.


    The Company continually evaluates the addition of add-on service offerings to expand the breadth of its solution through alliances, acquisitions or internal development. Such additional services include administrative services related to time and attendance, travel and entertainment, unemployment insurance and 401(k) plans.


CLIENT SERVICE

    The Company believes that its focus and dedication to providing high levels of client service is a competitive advantage in the large employer market. ProBusiness develops a business partnership with each client by assessing each client's payroll processing needs, reengineering and designing the client's payroll system and process and implementing a value-added solution. The Company maintains an ongoing relationship with each client using a strategic team that includes a sales representative, a sales analyst, an implementation manager, an account manager and numerous functional, regulatory and technical support specialists. The Company intends to continue providing its clients with a high level of service by hiring professionals who are experienced in their fields. Most service personnel have experience in payroll, accounting, human resources or financial services industries, and many hold Certified Public Accountant or Certified Payroll Professional accreditations.

    The Company continually monitors the quality of its service through client feedback mechanisms. The Company obtains valuable insights into the needs of its clients through its partnership with each client and from client responses to surveys, which are conducted semi-annually. The Company uses this information to help develop, identify and optimize new service offerings provided to existing clients and improve the level of service provided to clients. The Company also uses client feedback as a basis for incentive compensation and recognition of achievements.

    SALES. The Company believes that client service begins with the sales process. A sales representative and a sales analyst work together to assess a potential client's payroll processing needs. Based on this assessment, the sales team then identifies opportunities to reengineer the prospective client's payroll processes and to design a payroll solution that integrates effectively with its other systems. The payroll sales cycle typically ranges from three to twelve months or longer.

    IMPLEMENTATION. Upon engagement by a client, the Company assigns a team of technical support specialists, headed by an implementation manager who leads the transition from the client's former payroll system to the Company's system. The implementation manager works with the client, the sales analyst and technical support specialists to integrate the Company's payroll system with the client's other systems and to customize the system to improve the client's payroll processes. The Company uses its systems integration expertise to facilitate the integration of its payroll processing system with the client's existing hardware and software. The implementation process generally takes three to nine months or longer, depending on the complexity of the client's payroll processes and systems and the size of the client.

    ACCOUNT MANAGEMENT. An account manager is assigned to each client during the implementation process and serves as the client's day-to-day contact at the Company. The account manager coordinates the efforts of the Company's functional, regulatory and technical support specialists as necessary. The account manager visits each client regularly and establishes an annual business plan with the client that details scheduled payroll events such as open enrollment periods for employee benefits plans or software system changes. This annual business plan allows the Company to provide clients with uninterrupted payroll services during these periods. Account managers use the Company's proprietary CallLog system to record and track all client calls, record client feedback and help ensure that the client's needs are addressed promptly and thoroughly. The Company maintains a low client-to-account manager ratio to offer clients accessible and responsive account management.

    SUPPORT SPECIALISTS. The Company supports each client with functional and regulatory specialists in payroll, payroll tax and employee benefits, as well as pay data interfaces, general ledger interfaces, paid-time-off, report writing and system integration. Each of these specialists is available to speak directly with clients as needed, meet with clients onsite or support clients indirectly through the account manager.

TECHNOLOGY

    The Company's proprietary PC-based technology for its payroll services provides a platform for delivering high levels of service together with the flexibility and control of an in-house system. The Company creates a mirrored version of each client's system, which allows the Company's account managers to access client information using the same data, programs and screens as the client uses on its PC network. This enables the Company to quickly and easily identify client problems or modify application programs in response to client requests. The client maintains control by having direct access to all calculation programs and all historical and transactional data, which also provides the client with flexibility to respond quickly to employee and third-party inquiries, to fully analyze payroll data and to generate management reports. The Company's intuitive Windows-based interface makes navigation simple and allows new users to be trained quickly. The Company is developing a new suite of online self-service administrative services applications accessible through the Internet that enable clients' employees to view paychecks and other compensation and benefits data.

    The Company's system architecture is designed to distribute payroll processing tasks to multiple low cost, high performance PCs, which enables the Company to scale its system continually to handle increasing transaction volumes. The Company's PC-based application software supports the development of customized solutions for each client that can be easily upgraded and integrated with a client's other systems. In addition, multiple networked PCs facilitate exception processing and rapid response that large employers require.

CLIENTS


    The Company targets large companies with complex and changing business needs in diverse industries. As of June 30, 1998, the Company provided services to approximately 1,400 clients. Of these clients, approximately 510 were payroll processing clients, with an aggregate of approximately 575,000 active employees and an average of approximately 1,100 employees. For the quarter ended June 30, 1998, the Company processed 4.3 million payroll checks for the Company's payroll clients. The Company began providing national tax filing services to clients in 1996 and, as of June 30, 1998, provided these services to 72 clients with an aggregate of approximately 1.1 million employees and an average of approximately 15,200 employees. Substantially all existing payroll clients utilize the Company's payroll tax filing service. For fiscal 1998, no client accounted for more than 4% of the Company's revenue. Set forth below is a representative list of the Company's clients, from each of which the Company recognized revenue of at least $25,000 in fiscal 1998.


TECHNOLOGY                        CONSUMER AND RETAIL            FINANCIAL SERVICES
--------------------------------  -----------------------------  ---------------------------
3Com Corporation                  Airtouch Communications, Inc.  California Casualty Group
Advanced Micro Devices, Inc.      Amoco Corporation              E*TRADE Group, Inc.
Ascend Communications, Inc.       Childrens Discovery Centers    First Allmerica Financial
AST Research, Inc.                of                             Life
Atmel Corporation                 America, Inc.                  Insurance Company
Bay Networks Inc.                 Coach Leatherwear Co., Inc.    North American Title
Cadence Design Systems Inc.       Dollar General Corporation     Insurance Company
Cisco Systems Inc.                Esprit de Corp.                U.S. Bancorp
Dell Computer Corporation         The Gap, Inc.                  OTHER
First Data Corporation            The Gillette Company           Abbott Laboratories
Fujitsu, Ltd.                     J. C. Penney Company, Inc.     Allergan, Inc.
Hitachi America Ltd               Koll Management Services,      CCH Incorporated
Informix Corporation              Inc.                           Clubcorp International
Integrated Device Technology,     Michaels Stores, Inc.          Federal Express Corporation
Inc.                              Natural Wonders, Inc.          Pharmacia & Upjohn, Inc.
Intuit Inc.                       St. John Knits Inc.            Raychem Corporation
KLA/Tencor Corporation            Sunglass Hut                   Watkins-Johnson Company
LSI Logic Corporation             International, Inc.
Netscape Communications Corp.     Toyota Motor Corporation
Newbridge Networks, Inc.          U.S. Computer Services
Novell, Inc.                      Williams-Sonoma, Inc.
Oracle Corporation                Ziff Davis Publishing Company
Pacific Scientific Company        FOOD PRODUCTS AND SERVICES
Quantum Corporation               BonAppetit Management
Read-Rite Corporation             Company
Siemens Business Communication    Fresh Choice, Inc.
 Systems, Inc.                    Kellogg USA Inc.
Silicon Graphics, Inc.            OreIda Foods Inc.
Silicon Systems, Inc.             Pacific Coast Producers
Solectron Corporation             Specialty Restaurants Corp.
Storage Technology Corporation
Sybase, Inc.
VeriFone, Inc.

    The Company believes that its low client-to-account manager ratio and its focus on client service are key factors in enabling the Company to achieve a high payroll client retention rate, which was approximately 92% for fiscal 1998. Historically, the Company's client retention rates have been negatively impacted primarily due to clients ceasing to use the Company's services following a merger or sale of the client. The Company does not have long-term contracts with its clients, and the Company's existing contracts do not have significant penalties for cancellation.

SALES AND MARKETING

    The Company employs a direct sales force to gain new payroll and payroll tax clients and increase the number of services provided to existing clients. The Company currently targets large employers through direct marketing, trade shows and active participation in local chapters of the American Payroll Association. The Company uses a team selling approach, whereby sales analysts and sales representatives collaborate to assess a potential client's needs and develop a cost-effective solution. The payroll sales cycle typically ranges from three to twelve months or longer. The Company primarily utilizes insurance brokers to attract new benefits administration clients.

    The Company seeks to attract and retain experienced industry sales representatives. The Company believes that its long-term competitiveness depends on increasing further its national presence. The Company believes that continuing to add direct sales representatives in major metropolitan areas throughout the United States is the most effective means of increasing its national client base. Over the past two years, the Company has added sales and implementation representatives covering major metropolitan areas, including Atlanta, Chicago, Dallas, New York and Seattle. To support its sales growth in the eastern United States, the Company intends to open a satellite sales and implementation center in New Jersey during the fourth quarter of calendar 1998.

    The Company's marketing department provides support materials and marketing communications to sales representatives, promotes public relations, conducts direct mail campaigns, manages trade show participation, and develops and manages corporate Web sites.

    As part of its strategy to provide a comprehensive suite of employee administrative services, the Company has recently entered into strategic alliances with two industry leaders. The Company has formed an alliance with SAP AG, a leading provider of enterprise business solutions, to offer customers high levels of flexibility in managing payroll and payroll tax processes by linking the Company's payroll and tax solution to SAP's HR System. The Company has also formed an alliance to provide services to clients jointly with Sheakly UniService, a leading provider of unemployment cost control services.

RESEARCH AND DEVELOPMENT

    The Company intends to continue investing substantial resources to further develop a comprehensive and fully integrated suite of employee administrative services and extend the functionality of its proprietary payroll processing systems. For example, the Company is developing a new suite of online self-service administrative services applications accessible through the Internet that enable clients' employees to view paychecks as well as other compensation and benefits data. In addition, the Company expects to introduce an integrated payroll and human resources system utilizing client/server technology that will run on Windows 95 and Windows NT.

    The foregoing information contains forward-looking statements that involve risks and uncertainties. Actual events could differ materially from those anticipated in these forward-looking statements, as a result of certain factors including those discussed in the paragraph below. See "Risk Factors -- Reliance on Rapidly Changing Technology; Risks of Software Defects."

COMPETITION

    The market for the Company's services is intensely competitive, subject to rapid change and significantly affected by new service introductions and other market activities of industry participants. The Company primarily competes with several public and private payroll service providers such as Automatic

Data Processing, Inc., Ceridian Corporation and Paychex, Inc., as well as smaller, regional competitors. Many of these companies have longer operating histories, greater financial, technical, marketing and other resources, greater name recognition and a larger number of clients than the Company. In addition, certain of these companies offer more services or features than the Company and have processing facilities located throughout the United States. The Company also competes with in-house employee services departments and, to a lesser extent, banks and local payroll companies. With respect to benefits administration services, the Company competes with insurance companies, benefits consultants and other local benefits outsourcing companies. The Company may also compete with marketers of related products and services that may offer payroll or benefits administration services in the future. The Company has experienced, and expects to continue to experience, competition from new entrants into its markets. Increased competition could result in pricing pressures, loss of market share and loss of clients, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company believes that the principal competitive factors affecting its market include client service, system functionality and performance, system scalability, reputation, system cost and geographic location. The failure of the Company to compete successfully would have a material adverse effect on the Company's business, financial condition and results of operations.

PROPRIETARY RIGHTS

    The Company's success is dependent in part upon its proprietary software technology. The Company relies on a combination of contract, copyright and trade secret laws to establish and protect its proprietary technology. The Company has no patents, patent applications or registered copyrights. The Company distributes its services under software license agreements that grant clients licenses to use the Company's services and contain various provisions protecting the Company's ownership and the confidentiality of the underlying technology. The Company generally enters into confidentiality and/or license agreements with its employees and existing and potential clients, and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of the Company's technology.

    There can be no assurance that the Company's services and technology do not infringe any existing patents, copyrights or other proprietary rights or that third parties will not assert infringement claims in the future. If any such claims are asserted and upheld, the costs of defense could be substantial and any resulting liability to the Company could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Reliance on Rapidly Changing Technology; Risks of Software Defects."

EMPLOYEES

    As of June 30, 1998, the Company had 500 full-time employees. The Company believes that its relations with its employees are good.

FACILITIES


    The Company's headquarters are located in Pleasanton, California and consist of approximately 130,000 square feet of office space leased through September 2008. The Company has signed a lease for a building to be built adjacent to its headquarters which will consist of approximately 70,000 square feet, of which approximately 35,000 square feet is expected to be available in mid-1999, and the remainder is expected to be available in mid-2000.



    The Company also has a sales, implementation and production facility and a back-up payroll facility in Irvine, California, where it leases approximately 14,000 square feet under a lease which terminates May 2002. In addition, the Company has a sales office in Kettering, Ohio pursuant to a lease which terminates in July, 1999. The Company is currently negotiating a lease for a satellite sales and implementation center in New Jersey.


    The Company's benefits administration processing operations are located in Bellevue, Washington, where the Company leases approximately 6,500 square feet under a lease that will terminate in June 2003. The Company is currently negotiating a lease for a new building in Bellevue to house the Company's benefits administration processing operations. Such lease is expected to commence in early 1999.

    The Company believes that its existing facilities are adequate for its current needs and that additional facilities can be leased to meet future needs.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information with respect to the executive officers and directors of the Company as of August 1, 1998.

NAME                                                        AGE                          POSITION
------------------------------------------------------      ---      ------------------------------------------------
Thomas H. Sinton......................................          50   Chairman of the Board, President, Chief
                                                                      Executive Officer, Director
Jeffrey M. Bizzack....................................          38   Senior Vice President, Sales
Leslie A. Johnson.....................................          49   Senior Vice President, Client Services and Chief
                                                                      Service Officer
Steven E. Klei........................................          38   Senior Vice President, Finance, Chief Financial
                                                                      Officer and Secretary
Robert E. Schneider...................................          40   Senior Vice President, Product Development and
                                                                      Chief Technical Officer
William T. Clifford(1)................................          52   Director
David C. Hodgson(2)...................................          41   Director
Ronald W. Readmond(1)(2)..............................          55   Director
Thomas P. Roddy(1)....................................          63   Director

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    MR. SINTON, founder of the Company, has served as a Director of the Company since the Company's incorporation in October 1984, and from March 1993 to present, Mr. Sinton has served as the President and Chief Executive Officer of the Company. Since December 1996 and for a period between September 1989 and February 1993, Mr. Sinton served as Chairman of the Board. Mr. Sinton holds a B.A. degree in English Literature, MAGNA CUM LAUDE, from Harvard University, an M.S. degree in Food Science from the University of California at Davis and an M.B.A. degree from Stanford University. Mr. Sinton received a Fulbright Fellowship to study at the University of Vienna in Vienna, Austria.

    MR. BIZZACK has served as Senior Vice President, Sales of the Company since July 1993. From October 1992 to July 1993, Mr. Bizzack served as Vice President, Sales of the Company. From October 1988 to October 1992, Mr. Bizzack served as a District Sales Manager of the Company. Mr. Bizzack attended Saint Mary's College.

    MS. JOHNSON has served as Senior Vice President, Client Services and Chief Service Officer of the Company since August 1997 and served as Vice President, Client Services of the Company from September 1993 to August 1997. From May 1992 to September 1993, Ms. Johnson was Director, National Accounts for Automatic Data Processing. From January 1976 until her division was acquired by Automatic Data Processing in May 1992, Ms. Johnson held several positions at BankAmerica Corporation, most recently as Vice President, Northern California National Accounts. Ms. Johnson holds a B.A. degree in Communications from the University of Colorado.

    MR. KLEI has served as Senior Vice President, Finance of the Company since August 1997, as Chief Financial Officer of the Company since July 1995 and as Secretary of the Company since August 1996. Mr. Klei served as Vice President, Finance from July 1995 to August 1997. From April 1993 to July 1995, Mr. Klei was Corporate Controller for Esprit de Corp, an apparel company. Mr. Klei holds a B.S. degree in Accounting from Central Michigan University and is a Certified Public Accountant.

    MR. SCHNEIDER has served as Senior Vice President, Product Development and Chief Technical Officer of the Company since August 1997 and served as Vice President, Research and Development and Chief

Technical Officer of the Company from November 1996 to August 1997. From April 1995 to July 1996, Mr. Schneider served as Senior Vice President of Product Development at Premenos Technology Corporation, an electronic commerce software company. From February 1989 to March 1995, Mr. Schneider held several positions at Sybase Inc., most recently as Vice President and Business Unit Manager of the Server Products Group. Mr. Schneider holds a B.S. degree in Computer Science from the University of San Francisco.

    MR. CLIFFORD has served as a Director of the Company since August 1997. Mr. Clifford has been the President of Gartner Group Research and the Chief Operating Officer of Gartner Group, Inc. since April 1995 and Executive Vice President, Operations of Gartner Group, Inc. since October 1993. From December 1988 to October 1993 Mr. Clifford held various positions at Automatic Data Processing, Inc., including President of National Accounts and Corporate Vice President, Information Services. Mr. Clifford holds a B.A. degree in Economics from the University of Connecticut.


    MR. HODGSON has served as a Director of the Company since March 1997. Mr. Hodgson is a Managing Member of General Atlantic Partners LLC ("GAP LLC") and has been with GAP LLC since 1982. Mr. Hodgson is also a director of Baan Company, N.V., a publicly-traded software company, Atlantic Data Services, Inc., a publicly-traded information technology consulting company, and several other privately-held software companies, in which GAP LLC or one of its affiliates is an investor. Mr. Hodgson holds an A.B. degree in Mathematics from Dartmouth College and an M.B.A. degree from Stanford University.


    MR. READMOND has served as a Director of the Company since February 1997. Since June 1998, Mr. Readmond has been President and Chief Operating Officer of Wit Capital Group Incorporated and has been an advisor of Barbour Griffith & Rogers, a lobbying firm, and Chairman of International Equity Partners, L.P., a private equity and project development company since January, 1997. From August 1989 to December 1996, Mr. Readmond held various positions at Charles Schwab & Co. Inc., most recently serving as Vice Chairman. Mr. Readmond holds a B.A. degree in Economics from Western Maryland College.

    MR. RODDY has served as a Director of the Company since 1992. Since 1988, Mr. Roddy has served as President and Chief Executive Officer of Lafayette Investments Inc., an investment banking and investment advisory company. Mr. Roddy holds a B.S. degree in Biochemistry from Villanova University.

    Mr. Hodgson was nominated and elected as a Director of the Company pursuant to an agreement entered into between the Company, GAP LLC and Thomas H. Sinton and his affiliates, in connection with the sale of Preferred Stock by the Company to GAP LLC. Under such agreement, GAP LLC and Mr. Sinton and his affiliates agreed to vote their shares to elect one director to the Board of Directors designated by GAP LLC until the third annual meeting of stockholders after the Company's initial public offering.

    The Board of Directors presently consists of five members who hold office until the annual meeting of stockholders or until a successor is duly elected and qualified. The Board of Directors is divided into three classes. One class of directors is elected annually and its members hold office for a three-year term or until their successors are duly elected and qualified, or until their earlier removal or resignation. The number of directors may be changed by a resolution of the Board of Directors. Executive officers are elected by the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

    The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee recommends the engagement of auditors and reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews and evaluates the Company's control functions and reviews the Company's investment policy. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for employees and consultants of the Company. The Compensation Committee also administers the Company's 1996 Stock Option Plan and 1997 Employee Stock Purchase Plan. See "-- Stock Plans."

DIRECTOR COMPENSATION

    Members of the Company's Board of Directors do not receive compensation for their services as directors. Certain directors have been granted options to purchase Common Stock in the past, and options may be granted to Directors of the Company in the future. Mr. Clifford, Mr. Hodgson, Mr. Roddy and Mr. Readmond have received options to purchase 22,500, 22,500, 93,750, and 22,500 shares, respectively, of the Company's Common Stock, at exercise prices ranging from $0.16 to $6.00 per share.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid to (i) the Chief Executive Officer and (ii) the Company's four other most highly compensated executive officers (collectively with the Chief Executive Officer, the "Named Executive Officers") for services rendered in all capacities to the Company during the fiscal years ended June 30, 1997 and June 30, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                         LONG-TERM
                                                                                                       COMPENSATION
                                                                                                         AWARDS(1)
                                                                                                       -------------
                                                                                ANNUAL COMPENSATION     SECURITIES
                                                                               ----------------------   UNDERLYING
NAME AND PRINCIPAL POSITION                                           YEAR     SALARY($)    BONUS($)    OPTIONS(#)
------------------------------------------------------------------  ---------  ----------  ----------  -------------
Thomas H. Sinton .................................................       1998  $  181,250  $  120,000       52,500
 President and Chief Executive Officer                                   1997     150,000      --           --
Jeffrey M. Bizzack ...............................................       1998     150,000     115,000       30,000
 Senior Vice President, Sales                                            1997     131,250      82,000       --
Leslie A. Johnson ................................................       1998     150,000      90,000       30,000
 Senior Vice President, Client Services and Chief Service Officer        1997     131,250      30,000       19,500
Robert E. Schneider ..............................................       1998     150,000      75,000       15,000
 Senior Vice President, Product Development and Chief Technical          1997      82,980      25,000       --
 Officer
Steven E. Klei ...................................................       1998     150,000      50,000       30,000
 Senior Vice President, Finance and Chief Financial Officer              1997     127,100      30,000       --

    The following table sets forth information regarding stock options granted during the fiscal year ended June 30, 1998 to each of the Named Executive Officers.

                          OPTION GRANTS IN FISCAL 1998

                                                  INDIVIDUAL GRANTS(1)                         POTENTIAL REALIZABLE
                            ----------------------------------------------------------------     VALUE AT ASSUMED
                              NUMBER OF                                                       ANNUAL RATES OF STOCK
                             SECURITIES     PERCENT OF TOTAL     EXERCISE                     PRICE APPRECIATION FOR
                             UNDERLYING    OPTIONS GRANTED TO    PRICE PER                      OPTION TERM ($)(4)
                               OPTIONS     EMPLOYEES IN FISCAL     SHARE                      ----------------------
NAME                        GRANTED(#)(1)      1998 (%)(2)        ($)(3)     EXPIRATION DATE      5%         10%
--------------------------  -------------  -------------------  -----------  ---------------  ----------  ----------
Thomas H. Sinton..........       52,500              5.78            13.08       11/17/2007    1,902,075   3,321,675
Jeffrey M. Bizzack........       30,000              3.30             5.83        8/12/2007    1,282,800   2,051,100
Leslie A. Johnson.........       30,000              3.30             5.83        8/12/2007    1,282,800   2,051,100
Robert E. Schneider.......       15,000              1.65             5.83        8/12/2007      641,400   1,025,550
Steven E. Klei............       30,000              3.30             5.83        8/12/2007    1,282,800   2,051,100

------------------------

(1) The options granted are immediately exercisable, but are subject to repurchase in the event the optionee's employment with the Company ceases for any reason. The options generally vest over four years as follows: 25% of the shares one year from the grant date and as to 1/48th of the shares in each successive month thereafter, with full vesting occurring on the fourth anniversary date. The options have a term of ten years, subject to earlier termination in certain situations related to termination of employment. See "Stock Plans."

(2) Based on a total of 907,875 options granted to all employees, consultants and directors during fiscal 1998.

(3) Represents the fair market value of the underlying Common Stock as determined by the Board of Directors on the date of grant.

(4) The potential realizable value at 5% and 10% appreciation is calculated by assuming that the last reported sales price of $31.17 per share on June 30, 1998 appreciates at the indicated rate for the remaining portion of the term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance.

    The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the year ended June 30, 1998 and the number and value of securities underlying unexercised options held by the Named Executive Officers at June 30, 1998.

                    FISCAL YEAR AGGREGATED OPTION EXERCISES
                       AND FISCAL YEAR-END OPTION VALUES

                                                                       NUMBER OF SECURITIES
                                                                      UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                     OPTIONS AT FISCAL YEAR-     IN-THE- MONEY OPTIONS AT
                                                                              END(#)              FISCAL YEAR-END($)(1)
                                  SHARES ACQUIRED       VALUE       --------------------------  --------------------------
NAME                              ON EXERCISE(#)     REALIZED($)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------  ---------------  ---------------  -----------  -------------  -----------  -------------
Thomas H. Sinton................        --               --             --            52,500        --            949,377
Jeffrey M. Bizzack..............        --               --             --            30,000        --            760,001
Leslie A. Johnson...............        --               --              8,531        40,969       238,868      1,067,133
Robert E. Schneider.............        --               --             --            15,000        --            380,001
Steven E. Klei..................        --               --             18,250        46,250       563,986      1,262,181

------------------------

(1) The amount set forth represents the difference between the closing Common Stock share price of $31.17 on June 30, 1998, as reported by the Nasdaq National Market, and the applicable exercise price, multiplied by the applicable number of options.

STOCK PLANS

    1989 STOCK OPTION PLAN. The Company's 1989 Stock Option Plan (the "1989 Plan") provided for the granting to employees (including officers and employee directors) of "incentive stock options" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") and for the granting to employees, directors and consultants of nonstatutory stock options. In February 1997, the Board of Directors of the Company increased the shares available for future grants under the 1989 Plan by 2,063,649 for a total of 4,480,872. Options granted under the 1989 Plan before the effective date of the amendment and restatement to the 1996 Plan in September, 1997, described below, remain outstanding in accordance with their terms, but no further options were granted under the 1989 Plan after the effective date of the amendment and restatement to the 1996 Plan.

    1996 STOCK OPTION PLAN. The Company's 1996 Stock Option Plan (the "1996 Plan") was adopted by the Board of Directors in February 1996 under the name "Executive Stock Option Plan." The 1996 Plan provides for the granting to employees (including officers and employee directors) of incentive stock options and for the granting to employees, directors and consultants of nonstatutory stock options. In November 1996 and February 1997, the Board of Directors of the Company approved, effective September 19, 1997, an amendment and restatement of the 1996 Plan to (i) rename the Executive Stock Option Plan as the "1996 Stock Option Plan" and (ii) authorize an increase in the number of shares reserved for issuance under the plan of any unused or canceled shares under the 1989 Plan plus annual increases equal to the lesser of (a) 375,000 shares, (b) two percent (2%) of the number of outstanding shares of Common Stock on such date or (c) a lesser amount determined by the Board. The 1996 Plan is administered by the Board of Directors or a committee appointed by the Board (the "Administrator") and has a term of ten years. As of June 30, 1998, the Company had granted an aggregate of 4,894,788 shares of Common Stock under the 1996 Plan and the 1989 Plan. As of June 30, 1998, options to purchase an aggregate of 1,800,416 shares of Common Stock were outstanding under the 1996 Plan and the 1989 Plan and 1,277,510 shares remained available for future grants under the 1996 Plan.

    Subject to the provisions of the 1996 Plan, the Administrator has the authority to determine the individuals to whom stock options are to be granted, the number of shares to be covered by each option, the exercise price, the fair market value of the Common Stock, the type of option, the term of the option, the restrictions, if any, on the exercise of the option, the terms for the payment of the option price and other terms and conditions. Incentive stock options granted under the 1996 Plan must have an exercise price of (i) at least 110% of fair market value of the Common Stock on the date of grant if granted to an employee who owns stock representing more than 10% of the voting power of all classes of stock of the Company, any parent or any subsidiary or (ii) at least 100% of fair market value of the Common Stock on the date of grant if granted to any other employee. In the case of a nonstatutory stock option, the per share exercise price is determined by the Administrator. No participant may be granted in any fiscal year of the Company an option to purchase more than 187,500 shares, and over the remaining term of the 1996 Plan such participant may not be granted options to purchase more than 375,000 additional shares. Payments by option holders upon exercise of an option may be made (as determined by the Administrator) in cash or such other form of payment as permitted under the 1996 Plan, including without limitation, by promissory note or by surrender of certain shares of Common Stock. In addition, an optionee may pay the exercise price by means of a so-called "cashless exercise." In the event of a proposed merger of the Company with or into another corporation, outstanding options may be assumed or equivalent options may be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event that such successor corporation does not agree to assume options or substitute equivalent options, optionees will have the right to exercise their options as to all shares subject to such options, including shares as to which options would not otherwise be exercisable.

    1997 EMPLOYEE STOCK PURCHASE PLAN. The Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in November 1996 and amended in August 1997 and September 1997. The Company has reserved a total of 750,000 shares of Common Stock for issuance under the Purchase Plan, of which 170,114 have been issued, with the number of shares to be increased annually on each anniversary date of the adoption of the Purchase Plan by a number of shares equal to the lesser of (i) 225,000 shares, (ii) one and one-half percent (1.5%) of the outstanding number of shares on such date or
(iii) a lesser number determined by the Board. The Purchase Plan, which is intended to qualify under Section 423 of the Code, permits eligible employees of the Company to purchase Common Stock through payroll deductions of up to 10% of their base straight time gross earnings and commissions, including payments for overtime, shift premiums, incentive compensation, incentive payments, bonuses or other payments. An eligible employee's right to purchase stock under the Purchase Plan may not accrue at a rate that exceeds $25,000 worth of stock in any calendar year. The price of Common Stock purchased under the Purchase Plan will be 85% of the lower of the fair market value of the Common Stock on the first day of an offering period or last day of the applicable purchase period. Employees may end their participation in the Purchase Plan at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company. Rights granted under the Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the plan. The initial offering period under the Purchase Plan is approximately 26 months and commenced on September 19, 1997 and will end on the last trading day on or before November 15, 1999. A second offering period commenced on May 18, 1998 and will end on the last trading day on or before May 15, 2000. Subsequent offering periods will last 24 months and will commence on the first trading day on or after November 16 and May 16 of each year during which the Purchase Plan is in effect, and will terminate on the last trading day in the periods ending 24 months later. Each 24-month offering period will consist of four purchase periods of approximately six months duration. The Purchase Plan will be administered by the Board of Directors or by a committee appointed by the Board. Employees are eligible to participate if they are customarily employed by the Company or any designated subsidiary for at least 20 hours per week and for more than five months in any calendar year.

401(K) PLAN

    The Company maintains a 401(k) retirement savings plan (the "401(k) Plan"). The 401(k) Plan provides that each participant may contribute up to 18% of his or her pre-tax gross compensation (up to a statutorily prescribed annual limit of $10,000 in 1998). The percentage elected by certain highly compensated participants may be required to be lower. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their contributions in various established funds.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which a director derives an improper personal benefit.

    The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law.

    The Company has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Company's Amended and Restated Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is composed of Messrs. Hodgson and Readmond. No interlocking relationship exists between any member of the Company's Board of Directors and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

                              CERTAIN TRANSACTIONS

    Between May 1994 and September 1995, Thomas H. Sinton, a Director and officer of the Company, and his immediate family loaned an aggregate of $1,040,000 to the Company at interest rates of 10.0% per year. The Company has paid all such loans in full.

    On December 5, 1996, the Company loaned $544,000 under a full recourse note agreement at an interest rate of 6.31% per year to Robert E. Schneider, an officer of the Company, to permit Mr. Schneider to exercise options to purchase Common Stock of the Company. All principal and interest is due December 5, 2000. As of June 30, 1998, Mr. Schneider had not paid any amount on the note.

    On January 31, 1997, the Company loaned $250,000 under a full recourse note agreement at an interest rate of 6.1% per year to Jeffrey M. Bizzack, an officer of the Company, to permit Mr. Bizzack to purchase a residence. Accrued interest must be paid on a monthly basis beginning two years from the date of the note. All principal and accrued but unpaid interest is due January 31, 2001 unless Mr. Bizzack's employment with the Company terminates, in which case, the note may become due earlier. As of June 30, 1998, Mr. Bizzack had not paid any amount on the note.

    It is anticipated that Lafayette Investments, Inc., an affiliate of the Company, will be an Underwriter in the Offering and will receive a portion of the underwriting discount. Thomas P. Roddy, a Director of the Company, is President and Chief Executive Officer of Lafayette Investments, Inc. See "Underwriting."

    Thomas H. Sinton and certain affiliates of GAP LLC are the sole stockholders of InterPro Expense Systems, Inc., a Delaware corporation ("InterPro"), which in April 1998 purchased rights to certain early-stage travel and entertainment expense processing software. Mr. Sinton is the President, Chief Executive Officer and Chairman of the Board of the Company. David C. Hodgson, a Director of the Company, is a managing member of GAP LLC, affiliates of which hold more than 5% of the Company's outstanding stock. Because Mr. Sinton and Mr. Hodgson are officers and Directors of the Company, their investment in InterPro was required to be, and was, approved by the disinterested directors of the Company. Any future transaction or relationship between the Company and InterPro would be entered into on an arms-length basis and would be approved by the Company's disinterested directors.

    Information with respect to compensation to directors and executive officers is set forth under "Management -- Director Compensation" and "-- Executive Compensation."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock, as of June 30, 1998, concerning (a) each person or entity known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (b) each director of the Company, (c) each of the Named Executive Officers, and (d) all directors and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, (i) the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of Common Stock indicated as being beneficially owned by them and (ii) officers and directors can be contacted at the principal offices of the Company.

                                                                                                  PERCENTAGE OF SHARES
                                                                                                 BENEFICIALLY OWNED(1)
                                                                                     SHARES     ------------------------
                                                                                   BENEFICIALLY  PRIOR TO       AFTER
NAME OF BENEFICIAL OWNERS                                                             OWNED      OFFERING     OFFERING
---------------------------------------------------------------------------------  -----------  -----------  -----------
Thomas H. Sinton(2)..............................................................   4,190,246         24.5%        21.4%
General Atlantic Partners, LLC(3)................................................   2,174,199         12.7         11.1
Jeffrey M. Bizzack(4)............................................................     180,061          1.1        *
Leslie A. Johnson(5).............................................................     134,361        *            *
Steven E. Klei(6)................................................................      84,173        *            *
Robert E. Schneider(7)...........................................................     118,081        *            *
William T. Clifford(8)...........................................................       5,625        *            *
David C. Hodgson(3)..............................................................   2,179,824         12.7         11.1
Ronald W. Readmond(9)............................................................      17,881        *            *
Thomas P. Roddy(10)..............................................................     314,731          1.8          1.6
All executive officers and directors as a group (9 persons)(11)..................   7,224,983         42.0         36.7

------------------------

 *  Represents beneficial ownership of less than one percent.

(1) Based on 17,114,855 shares of Common Stock outstanding prior to the Offering and 19,589,855 outstanding upon completion of the Offering. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of June 30, 1998 upon the exercise of warrants or vested options. Calculations of percentage of beneficial ownership assume the exercise by only the respective named stockholder of all options and warrants for the purchase of Common Stock held by such stockholder which are exercisable within 60 days of June 30, 1998.

(2) Includes 14,219 shares issuable upon exercise of vested options and 46,875 shares subject to the Company's repurchase rights. Also includes shares held by the Silas D. Trust Estate, the Silas Jack Sinton Family Trust, the Thomas
    H. Sinton & Jane Nibley Sinton 1989 Irrevocable Trust and Jane N. Sinton as a custodian for minor children.


(3) Includes 1,851,009 shares held by General Atlantic Partners 39, L.P. ("GAP 39") and 323,190 shares held by GAP Coinvestment Partners, L.P. ("GAP Coinvestment"). The general partner of GAP 39 is GAP LLC. The managing members of GAP LLC are Steven A. Denning, Stephen P. Reynolds, David C. Hodgson, J. Michael Cline, William O. Grabe, William E. Ford, Peter L. Bloom and Franchon M. Smithson. The same managing members of GAP LLC are the general partners of GAP Coinvestment. Mr. Hodgson is a director of the Company. Mr. Hodgson disclaims beneficial ownership of shares owned by GAP 39 and GAP Coinvestment, except to the extent of his pecuniary interests therein. Also includes with respect to Mr. Hodgson 5,625 shares issuable upon exercise of vested options held personally by Mr. Hodgson. The address for GAP 39, GAP Coinvestment, GAP LLC and Mr. Hodgson is c/o General Atlantic Service Corporation, Three Pickwick Plaza, Greenwich, CT 06830.

(4) Includes 7,500 shares issuable upon exercise of vested options and 17,031 shares subject to the Company's repurchase rights.

(5) Includes 16,844 shares issuable upon exercise of vested options and 6,249 shares subject to the Company's repurchase rights. Also includes 15,894 shares held by Weir L. Johnson, of which 6,843 shares are issuable upon exercise of vested options and 3,281 shares are subject to the Company's repurchase rights.

(6) Includes 28,250 shares issuable upon exercise of vested options and 16,406 shares subject to the Company's repurchase rights.

(7) Includes 3,750 shares issuable upon exercise of vested options and 65,625 shares subject to the Company's repurchase rights.

(8) Represents 5,625 shares issuable upon exercise of vested options held by Mr. Clifford.

(9) Includes 8,437 shares issuable upon exercise of vested options held by Mr. Readmond.

(10) Includes (i) 39,345 shares held by the Lafayette Investments Inc. of which Mr. Roddy is President and Chief Executive Officer, (ii) 27,600 shares held by the Lafayette Investments Inc. 401(k) Plan and Trust, (iii) 51,207 shares held by Delaware Charter Guarantee FBO Thomas P. Roddy R-IRA, (iv) 24,000 shares held by Guarantee and Trust Co. TTEE FBO Thomas P. Roddy IRA and (v) 13,302 by Mary W. Roddy.

(11) Includes 97,093 shares issuable upon exercise of vested options and 155,467 shares subject to the Company's repurchase rights.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, par value $0.001 per share ("Common Stock"), and 5,000,000 shares of Preferred Stock, par value $0.001 per share ("Preferred Stock"). The following summary is qualified in its entirety by reference of the Company's Certificate of Incorporation, which is filed as an exhibit to the Registration of which this Prospectus is a part.

COMMON STOCK

    As of June 30, 1998, there were 17,114,855 shares of Common Stock outstanding held of record by 376 stockholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this Offering will be, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS

    In connection with a loan agreement, the Company issued Coast Business Credit ("Coast") a warrant to purchase 28,500 shares of the Company's Common Stock at an exercise price of $2.65 per share, exercisable at any time through April 30, 2001. In connection with an amendment to the loan agreement between Coast and the Company to extend the line of credit, the Company issued a warrant to Coast to purchase an additional 28,500 shares of the Company's Common Stock at an exercise price of $2.65 per share, exercisable through October 25, 2001. In connection with a built-to-suit lease, the Company issued Britannia Hacienda V Limited Partnership ("Britannia Hacienda") and its partners warrants to purchase an aggregate of 67,500 shares of Common Stock at an exercise price of $2.65 per share, exercisable through September 24, 2002. In connection with its acquisition of BeneSphere, the Company issued warrants to purchase an aggregate of 75,000 shares of Common Stock to two former shareholders of BeneSphere at an exercise price of $6.00 per share, exercisable at any time through January 7, 2002. On July 1, 1997, the Company issued a warrant to purchase an aggregate of 30,000 shares of Common Stock at a purchase price of $6.00 per share exercisable through July 1, 2002.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

    The holders (or their permitted transferees) of approximately 9,571,976 shares of Common Stock and 124,500 shares issuable upon exercise of warrants (collectively the "Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended (the "Securities Act"). If the Company proposes to register its Common Stock, subject to certain exceptions, under the Securities Act, the Holders are entitled to notice of the registration and are entitled to include, at the Company's expense, such shares therein, provided that the managing underwriter has the right to limit a certain number of such shares included in the registration. The Holders have waived their registration right with respect to this Offering. In addition, certain of the Holders may require the Company at its expense on no more than two occasions to file a registration statement under the Securities Act with respect to their shares of Common Stock. Such rights may not be exercised until 180 days after the completion of this Offering. In addition, GAP LLC may request the Company to file a registration statement under the Securities Act with respect to 1,724,199 shares of Common Stock on one occasion as long as certain conditions are met. If the Holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. Moreover, if the Company were to include in a Company initiated registration shares held by the Holders pursuant to exercise of their "piggyback" registration rights, such sales may have an adverse effect on the Company's ability to raise additional capital.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

    The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

    The Company's Amended and Restated Certificate of Incorporation (the "Charter") provides for the division of the Board of Directors into three classes with staggered three-year terms. See "Management -- Executive Officers and Directors." Under the Charter, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

    The Charter also provides that any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Charter further provides that special meetings of the stockholders may only be called by the Chairman of the Board of Directors, the Chief Executive Officer, the President of the Company, the Board of Directors or the holders of shares entitled to cast not less than 40% of the votes at that meeting. Under the Bylaws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

    The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Charter requires the affirmative vote of the holders of at least 66 2/3% of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the foregoing Charter provisions. The 66 2/3% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series Preferred Stock that might be outstanding at the time any such amendments are submitted to stockholders. The Bylaws also may be amended or repealed by a majority vote of the Board of Directors subject to any limitations set forth in the Bylaws.

TRANSFER AGENT AND REGISTRAR

    Norwest Bank Minnesota, National Association is the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial numbers of shares of Common Stock in the public market following this Offering, or the perception that such sales could occur, could adversely affect the market price for the Common Stock. Furthermore, sales of substantial amounts of Common Stock in the public market after various resale restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

    Upon completion of this Offering, the Company will have outstanding an aggregate of 19,589,855 shares of Common Stock, based upon the number of shares outstanding as of June 30, 1998. Of these shares, all of the shares sold in this Offering and the 4,312,500 shares sold in the Company's initial public offering will be freely tradeable without restriction or further registration under the Securities Act. There are currently outstanding 2,539,100 shares of Common Stock issued pursuant to exercise of options granted under equity incentive plans of the Company, all of which shares are freely tradeable pursuant to Rule 701 of the Securities Act or registration on a previously filed Form S-8. The remaining 10,263,255 shares of Common Stock were issued and sold by the Company in private transactions exempt from registration requirements of the Securities Act and will be available for immediate sale in the public market in accordance with Rule 144, in some cases subject to transfer restrictions in lock-up agreements with William Blair & Company, L.L.C. described below and the volume and other resale limitations of Rule 144, other than the one year holding period. In addition, as of June 30, 1998, there were outstanding options to purchase 1,800,416 shares of Common Stock and warrants to purchase 229,500 shares of Common Stock.

    The Company and its directors, executive officers and certain stockholders (together, holding an aggregate of 7,127,890 shares of the Company's Common Stock) have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into shares of Common Stock or register for sale under the Securities Act any shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of William Blair & Company, L.L.C., other than the Company's sale of shares in this Offering, the issuance of Common Stock upon the exercise of outstanding options, and the Company's issuance of options and shares under existing stock option and stock purchase plans.

    The holders of approximately 9,571,976 shares of Common Stock and 124,500 shares of Common Stock issuable upon exercise of warrants are parties to registration rights agreements with the Company that provide "piggyback" registration rights that allow such holders, under certain circumstances, to include shares of Common Stock in registration statements initiated by the Company or other stockholders. Such registration rights agreements also permit demand registrations on Form S-3 registration statements, provided the Company is eligible to register securities on such form. The number of shares sold in the public market could increase if any holders exercise such rights. See "Description of Capital Stock -- Registration Rights."

    In general, under Rule 144 as currently in effect, an affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned, for at least one year but less than two years, securities subject to Rule 144, is entitled to sell in any three month period a number of shares that does not exceed the greater of (i) 1% of the then-outstanding shares of the Common Stock (approximately 195,898 shares immediately after the Offering) or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate) is entitled to sell such shares pursuant to Rule 144(k) without complying with the requirements relating to manner of sale, notice and information availability described above. In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell such shares 90 days after the effective date of the Company's initial public offering (which was completed September 19, 1997) in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

    No predictions can be made as to the effect, if any, that market sales of shares of Common Stock prevailing from time to time may have on the market price of the Common Stock. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market may adversely affect the market price of the Common Stock offered hereby and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING


    The several Underwriters named below (the "Underwriters"), for which William Blair & Company, L.L.C., BancBoston Robertson Stephens Inc. and SG Cowen Securities Corporation are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement by and among the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to each of the Underwriters, the respective number of shares of Common Stock set forth opposite each Underwriter's name in the table below:



                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
---------------------------------------------------------------------------------  ----------
William Blair & Company, L.L.C...................................................
BancBoston Robertson Stephens Inc................................................
SG Cowen Securities Corporation..................................................
                                                                                   ----------
      Total......................................................................   2,475,000
                                                                                   ----------
                                                                                   ----------


    The nature of the Underwriters' obligations under the Underwriting Agreement is such that all shares of Common Stock offered hereby, excluding shares covered by the over-allotment option granted to the Underwriters, must be purchased if any are purchased.

    The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to select dealers at such
price less a concession of not more than $      per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $      per
share to certain other dealers. After the public offering contemplated hereby, the public offering price and other selling terms may be changed by the Representatives.

    The Company has granted to the Underwriters an option exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 371,250 shares of Common Stock to cover over-allotments, at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any such additional shares pursuant to this option, each of the Underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the shares of Common Stock offered hereby.

    The Company, its directors and executive officers and certain stockholders of the Company have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into shares of Common Stock or register for sale under the Securities Act any shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of William Blair & Company, L.L.C., other than the Company's sale of shares in this Offering, the issuance of Common Stock upon the exercise of outstanding options, and the Company's issuance of options and shares under existing stock option and stock purchase plans. See "Shares Eligible for Future Sale."

    The Representatives have advised the Company that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), certain persons participating in the Offering may engage in transactions that may stabilize, maintain or otherwise affect the market price of the

Common Stock, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids. A "stabilizing bid" is a bid for, or the purchase of, the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for, or the purchase of, the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the Offering. A "penalty bid" is an arrangement permitting the managing underwriter to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the Offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Underwriters in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    One or more of the Underwriters currently act as market makers for the Common Stock and may engage in "passive market making" in such securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 permits, upon the satisfaction of certain conditions, underwriters participating in a distribution that are also Nasdaq market makers in the security being distributed to engage in limited market making transactions during the period when Rule 103 would otherwise prohibit such activity. Rule 103 prohibits underwriters engaged in passive market making generally from entering a bid or effecting a purchase price that exceeds the highest bid for those securities displayed on the Nasdaq National Market by a market maker that is not participating in the distribution. Under Rule 103, each underwriter engaged in passive market making is subject to a daily net purchase limitation equal to the greater of (i) 30% of such entity's average daily trading volume during the two full calendar months immediately preceding, or any 60 consecutive calendar days ending within the ten calendar days preceding, the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed or (ii) 200 shares of common stock.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS


    The legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of June 30, 1998, certain members of Wilson Sonsini Goodrich & Rosati, P.C. beneficially owned an aggregate of 27,603 shares of the Company's Common Stock. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Cooley Godward LLP, San Francisco, California.


                                    EXPERTS

    The financial statements of ProBusiness Services, Inc. as of June 30, 1997 and 1998 and for each of the three years in the period ended June 30, 1998 appearing in this Prospectus and elsewhere in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 and exhibits and schedules thereto under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the

Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from the Commission upon the payment of the fees prescribed by the Commission.

    The Company is subject to the information requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied (at prescribed rates) at the locations listed above. Quotations relating to the Company's Common Stock appear on the Nasdaq National Market and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the Nasdaq Stock Market, 1753 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                           PROBUSINESS SERVICES, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
Report of Independent Auditors.............................................................................         F-2
Balance Sheets.............................................................................................         F-3
Statements of Operations...................................................................................         F-4
Statements of Stockholders' Equity (Deficit)...............................................................         F-5
Statements of Cash Flows...................................................................................         F-6
Notes to Financial Statements..............................................................................         F-8

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
ProBusiness Services, Inc.

We have audited the accompanying balance sheets of ProBusiness Services, Inc. as of June 30, 1997 and 1998 and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ProBusiness Services, Inc. at June 30, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Walnut Creek, California
July 23, 1998

                           PROBUSINESS SERVICES, INC.

                                 BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                   JUNE 30,
                                                                                            ----------------------
                                                                                               1997        1998
                                                                                            ----------  ----------
                                                      ASSETS

Current assets:
  Cash and cash equivalents...............................................................  $    5,047  $   13,771
  Accounts receivable, net of allowance of $365,000 at June 30, 1997 and $420,000 at June
    30, 1998..............................................................................       2,476       2,612
  Prepaid expenses and other current assets...............................................         643       2,122
                                                                                            ----------  ----------
                                                                                                 8,166      18,505
Payroll tax funds invested................................................................     177,626     332,667
                                                                                            ----------  ----------
Total current assets......................................................................     185,792     351,172
Equipment, furniture and fixtures, net....................................................       7,623      13,958
Other assets..............................................................................       7,020      10,879
                                                                                            ----------  ----------
Total assets..............................................................................  $  200,435  $  376,009
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable........................................................................  $    1,089  $    1,750
  Accrued liabilities.....................................................................       4,984      10,403
  Deferred revenue........................................................................       1,279       2,139
  Current portion of capital lease obligations............................................         773         890
                                                                                            ----------  ----------
                                                                                                 8,125      15,182
Payroll tax funds collected but unremitted................................................     177,626     332,667
                                                                                            ----------  ----------
Total current liabilities.................................................................     185,751     347,849
Note payable to stockholder...............................................................         250      --
Long-term debt............................................................................       8,667      --
Capital lease obligations, less current portion...........................................       1,898       1,414
Commitments
Stockholders' equity:
  Preferred stock, $.001 par value; authorized: 5,000,000 shares; issued and outstanding:
    3,228,034 shares at June 30, 1997.....................................................           3      --
  Common stock, $.001 par value; authorized: 60,000,000 shares; issued and outstanding:
    2,295,416 shares at June 30, 1997 and 17,114,855 shares at June 30, 1998..............           2          17
  Additional paid-in capital..............................................................      23,904      53,286
  Accumulated deficit.....................................................................     (18,952)    (25,469)
  Notes receivable from stockholders......................................................      (1,088)     (1,088)
                                                                                            ----------  ----------
Total stockholders' equity................................................................       3,869      26,746
                                                                                            ----------  ----------
Total liabilities and stockholders' equity................................................  $  200,435  $  376,009
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                            See accompanying notes.

                           PROBUSINESS SERVICES, INC.

                            STATEMENTS OF OPERATIONS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                         YEAR ENDED JUNE 30,
                                                                                   -------------------------------
                                                                                     1996       1997       1998
                                                                                   ---------  ---------  ---------
Revenue..........................................................................  $  13,863  $  27,374  $  46,317
Operating expenses:
  Cost of providing services.....................................................      6,435     13,659     23,859
  General and administrative expenses............................................      2,054      4,282      6,727
  Research and development expenses..............................................      1,257      2,841      4,585
  Client acquisition costs.......................................................      5,388     11,706     17,858
  Acquisition of in-process technology...........................................        711     --         --
                                                                                   ---------  ---------  ---------
Total operating expenses.........................................................     15,845     32,488     53,029
                                                                                   ---------  ---------  ---------
Loss from operations.............................................................     (1,982)    (5,114)    (6,712)
Interest expense.................................................................       (473)    (1,190)      (557)
Other income.....................................................................         69         59        752
                                                                                   ---------  ---------  ---------
Net loss.........................................................................  $  (2,386) $  (6,245) $  (6,517)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Historical basic and diluted net loss per share (NOTE 1).........................  $   (4.91)
                                                                                   ---------
                                                                                   ---------
Shares used in computing historical basic and diluted net loss per share (NOTE
 1)..............................................................................        486
Pro forma basic and diluted net loss per share (NOTE 1)..........................             $   (0.59) $   (0.41)
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Shares used in computing pro forma basic and diluted net loss per share (NOTE
 1)..............................................................................                10,533     15,722

                            See accompanying notes.

                           PROBUSINESS SERVICES, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                             PREFERRED STOCK                         COMMON STOCK
                                  -------------------------------------  -------------------------------------
                                                            ADDITIONAL                             ADDITIONAL
                                                              PAID-IN                                PAID-IN     ACCUMULATED
                                    SHARES       AMOUNT       CAPITAL      SHARES       AMOUNT       CAPITAL       DEFICIT
                                  -----------  -----------  -----------  -----------  -----------  -----------  -------------
Balance at June 30, 1995........    2,613,301   $       2    $  11,682        20,142   $  --        $       3    $   (10,321)
Issuance of Series E preferred
 stock at $7.94 per share, net
 of issuance costs..............       40,000      --              317       --           --           --            --
Exercise of stock options.......      --           --           --         1,802,334           2          365        --
Issuance of preferred stock
 warrants.......................      --           --              200       --           --           --            --
Net loss........................      --           --           --           --           --           --             (2,386)
                                  -----------         ---   -----------  -----------       -----   -----------  -------------
Balance at June 30, 1996........    2,653,301           2       12,199     1,822,476           2          368        (12,707)
Issuance of Series F preferred
 stock at $17.40 per share, net
 of issuance costs..............      574,733           1        9,850       --           --           --            --
Exercise of stock options.......      --           --           --           472,940       -            1,166        --
Issuance of preferred stock
 warrants.......................      --           --              321       --           --           --            --
Net loss........................      --           --           --           --           --           --             (6,245)
                                  -----------         ---   -----------  -----------       -----   -----------  -------------
Balance at June 30, 1997........    3,228,034           3       22,370     2,295,416           2        1,534        (18,952)
Issuance of common stock in
 connection with initial public
 offering, net of offering
 costs..........................      --           --           --         4,312,500           4       27,005        --
Conversion of preferred stock
 into common stock..............   (3,288,034)         (3)     (22,370)    9,684,102          10       22,363        --
Exercise of warrants............      --           --           --           415,725           1          958        --
Exercise of stock options.......      --           --           --           236,998      --              317        --
Issuance of stock under employee
 stock purchase plan............      --           --           --           170,114      --            1,060        --
Issuance of warrants............      --           --           --           --           --               49        --
Net loss........................      --           --           --           --           --           --             (6,517)
                                  -----------         ---   -----------  -----------       -----   -----------  -------------
Balance at June 30, 1998........      --        $  --        $  --        17,114,855   $      17    $  53,286    $   (25,469)
                                  -----------         ---   -----------  -----------       -----   -----------  -------------
                                  -----------         ---   -----------  -----------       -----   -----------  -------------


                                      NOTES          TOTAL
                                   RECEIVABLE    STOCKHOLDERS'
                                      FROM          EQUITY
                                  STOCKHOLDERS     (DEFICIT)
                                  -------------  -------------
Balance at June 30, 1995........    $  --          $   1,366
Issuance of Series E preferred
 stock at $7.94 per share, net
 of issuance costs..............       --                317
Exercise of stock options.......       --                367
Issuance of preferred stock
 warrants.......................       --                200
Net loss........................       --             (2,386)
                                  -------------  -------------
Balance at June 30, 1996........       --               (136)
Issuance of Series F preferred
 stock at $17.40 per share, net
 of issuance costs..............       --              9,851
Exercise of stock options.......       (1,088)            78
Issuance of preferred stock
 warrants.......................       --                321
Net loss........................       --             (6,245)
                                  -------------  -------------
Balance at June 30, 1997........       (1,088)         3,869
Issuance of common stock in
 connection with initial public
 offering, net of offering
 costs..........................       --             27,009
Conversion of preferred stock
 into common stock..............       --             --
Exercise of warrants............       --                959
Exercise of stock options.......       --                317
Issuance of stock under employee
 stock purchase plan............       --              1,060
Issuance of warrants............       --                 49
Net loss........................       --             (6,517)
                                  -------------  -------------
Balance at June 30, 1998........    $  (1,088)     $  26,746
                                  -------------  -------------
                                  -------------  -------------

                            See accompanying notes.

                           PROBUSINESS SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                                          YEAR ENDED JUNE 30,
                                                                                    -------------------------------
                                                                                      1996       1997       1998
                                                                                    ---------  ---------  ---------
OPERATING ACTIVITIES
Net loss                                                                            $  (2,386) $  (6,245) $  (6,517)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
  Depreciation and amortization...................................................      1,146      2,574      4,285
  Acquisition of in-process technology............................................        711     --         --
  Change in operating assets and liabilities:
    Accounts receivable, net......................................................       (521)    (1,002)      (136)
    Prepaid expenses and other current assets.....................................       (214)      (254)    (1,479)
    Other assets..................................................................        201     (1,782)     1,577
    Accounts payable..............................................................        360        438        661
    Accrued liabilities...........................................................        650      1,990      4,338
    Deferred revenue..............................................................       (149)       174        860
                                                                                    ---------  ---------  ---------
      Net cash provided by (used in) operating activities.........................       (202)    (4,107)     3,589
INVESTING ACTIVITIES
Acquisition of BeneSphere Administrators, Inc., net of cash acquired..............     --           (245)    --
Additional consideration paid in connection with the acquisition of BeneSphere
 Administrators, Inc..............................................................     --         --         (1,127)
Purchase of equipment, furniture and fixtures.....................................     (2,682)    (2,775)    (9,353)
Capitalization of software development costs......................................       (645)    (1,409)    (3,858)
Notes receivable from stockholders................................................     --           (295)    --
                                                                                    ---------  ---------  ---------
      Net cash used in investing activities.......................................     (3,327)    (4,724)   (14,338)
FINANCING ACTIVITIES
Borrowings under bank line-of-credit agreements...................................      5,934     24,727      6,874
Repayments of borrowings under line-of-credit agreements..........................     (3,478)   (23,831)   (11,632)
Repayments under long-term debt...................................................         --         --     (3,909)
Proceeds from note payable........................................................      4,000         --         --
Repayments under note payable.....................................................         --       (534)        --
Proceeds from notes payable to stockholders.......................................        250        275         --
Repayments under notes payable to stockholders....................................       (227)      (275)      (250)
Principal payments on capital lease obligations...................................       (128)      (454)      (955)
Proceeds from issuance of preferred stock.........................................         --      9,851         --
Proceeds from issuance of common stock............................................        367         78     29,345
                                                                                    ---------  ---------  ---------
Net cash provided by financing activities.........................................      6,718      9,837     19,473
                                                                                    ---------  ---------  ---------
Net increase in cash and cash equivalents.........................................      3,189      1,006      8,724
Cash and cash equivalents, at beginning of year...................................        852      4,041      5,047
                                                                                    ---------  ---------  ---------
Cash and cash equivalents, at end of year.........................................  $   4,041  $   5,047  $  13,771
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

                           PROBUSINESS SERVICES, INC.

                                 (IN THOUSANDS)


                                                                                          YEAR ENDED JUNE 30,
                                                                                    -------------------------------
                                                                                      1996       1997       1998
                                                                                    ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for interest..........................................  $     377  $   1,507  $     552
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Purchase of equipment, furniture and fixtures under capital leases................  $     210  $   2,644  $     588
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Issuance of warrants..............................................................  $     200  $     161  $      49
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Notes receivable from stockholders issued in connection with stock option
 exercises........................................................................  $  --      $   1,088  $  --
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
ACQUISITION OF DIMENSION SOLUTIONS, INC.
  Issuance of Series E preferred stock............................................  $     317  $  --      $  --
  Liabilities assumed.............................................................        947     --         --
                                                                                    ---------  ---------  ---------
                                                                                    $   1,264  $  --      $  --
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
ACQUISITION OF BENESPHERE ADMINISTRATORS, INC.
  Issuance of warrants............................................................  $  --      $     160  $  --
  Liabilities assumed.............................................................     --          2,445     --
  Note payable to BeneSphere Administrators, Inc..................................     --            250     --
                                                                                    ---------  ---------  ---------
                                                                                    $  --      $   2,855  $  --
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
BeneSphere contingent consideration...............................................  $  --      $  --      $   2,208
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------


                            See accompanying notes.

                           PROBUSINESS SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

OPERATIONS

    ProBusiness Services, Inc. (the "Company") provides employee administrative services for large employers. The Company's primary service offerings are payroll processing, payroll tax filing, human resources software and benefits administration, including the enrollment and processing of flexible benefit plans and COBRA programs.

    On May 23, 1996, the Company acquired substantially all of the business and assets of Dimension Solutions, Inc. ("Dimension Solutions") for approximately $1,300,000. The transaction was recorded under the purchase method of accounting, and the results of operations of Dimension Solutions have been included in the financial statements of the Company beginning May 24, 1996.

    On January 1, 1997, the Company acquired all of the outstanding stock of BeneSphere Administrators, Inc. ("BeneSphere"), a Washington corporation. The transaction was recorded under the purchase method of accounting, and the results of operations of BeneSphere have been included in the financial statements of the Company beginning January 2, 1997 (Note 10).

PAYROLL PROCESSING AND PAYROLL TAX FILING SERVICES

    In connection with its payroll tax filing services, the Company collects funds from clients for payment of payroll taxes, holds such funds in financial institution until payment is due (such funds being segregated from the Company's other accounts), remits such funds to the appropriate taxing authorities, and files related federal, state and local tax returns, coupons, or other required payroll tax data ("payroll tax filings"). For such services, the Company derives its payroll tax filing service revenue from fees charged and from interest income it receives on payroll tax funds temporarily held pending remittance on behalf of its clients to taxing authorities ("collected but unremitted payroll tax funds"). These collected but unremitted payroll tax funds and the related liability to clients for such funds are included in the accompanying balance sheets as current assets and current liabilities. The amount of funds held under these arrangements with customers may vary significantly during the year. The Company invests collected but unremitted payroll tax funds in various financial instruments which consisted of overnight U.S. government, agency and mortgage backed repurchase agreements ($40,965,000), money market funds ($134,520,000) and cash and cash equivalents ($2,141,000) at June 30, 1997, and of overnight U.S. government, agency and mortgage backed repurchase agreements ($279,801,000), money market funds ($50,076,000) and cash and cash equivalents ($2,790,000) at June 30, 1998. As a result of the types of financial instruments in which the Company invests, the carrying amount of such investments approximates fair value. The Company's collected but unremitted payroll tax fund investments are held primarily with one custodial financial institution. Interest income earned on collected but unremitted payroll tax funds, which is classified as revenue, amounted to approximately $1,896,000, $5,925,000, and $11,521,000 for fiscal 1996, 1997 and 1998, respectively.

    The Company's payroll tax filing service is subject to various risks resulting from errors and omissions in the payment of payroll taxes and related payroll tax filings. The Company processes data received from client's and remits funds along with any required payroll tax filings to the appropriate tax authorities when due. Tracking, processing and paying such tax liabilities is complex. Errors and omissions have occurred in the past and may occur in the future in connection with such service. The Company is subject to cash penalties imposed by tax authorities for late filings or underpayment of taxes. To date, such penalties have not been significant. However, there can be no assurance that any liabilities associated with such penalties

                           PROBUSINESS SERVICES, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) will not have a material adverse effect on the Company's business, financial condition or results of operations. At June 30, 1997 and 1998, the Company had accrued approximately $586,000 and $971,000, respectively, for potential tax penalties. There can be no assurance that the Company's accruals or insurance for such penalties will be adequate. In addition, failure by the Company to make timely or accurate payroll tax payments or filings when due may damage the Company's reputation and adversely affect its relationships with existing clients and its ability to gain new clients.

    The Company's payroll tax service is also dependent upon government regulations, which are subject to continuous changes. Failure by the Company to implement these changes into its services and technology in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, since a significant portion of the Company's revenue is derived from interest earned from the investment of collected but unremitted payroll tax funds, changes in policies relating to withholding federal or state income taxes or reduction in the time allowed for taxpayers to remit payment of taxes owed to government authorities could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's benefits administration services are subject to various risks resulting from errors and omissions in processing and filing COBRA or other benefit plan forms in accordance with governmental regulations and the respective plans. The Company processes data received from employees and employers and is subject to penalties for any late or misfiled plan forms. There can be no assurance the Company's accruals or insurance for such penalties will be adequate. In addition, failure to properly file plan forms would have a material adverse effect on the Company's reputation, which could adversely affect its relationships with existing clients and its ability to gain new clients. The Company's benefits administration services are also dependent upon government regulations which are subject to continuous changes that could reduce or eliminate the need for benefits administration services.

    The Company has access to confidential information and to client funds. As a result, the Company is subject to potential claims by its clients for the actions of the Company's employees arising from damages to the client's business or otherwise. There can be no assurance that the Company's fidelity bond and errors and omissions insurance will be adequate to cover any such claims. Such claims could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's operations are dependent on its ability to protect its computer systems against damage from a major catastrophe (such as an earthquake or other natural disaster), fire, power loss, security breach, telecommunications failure or similar event. The Company currently conducts substantially all of its payroll and payroll tax processing and production at the Company's headquarters in Pleasanton, California. No assurance can be given that the precautions that the Company has taken to protect itself from or minimize the impact of such events will be adequate. Any damage to the Company's data centers, failure of telecommunications links or breach of the security of the Company's computer systems could result in an interruption of the Company's operations or other loss which may not be covered by the Company's insurance. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations.

INTEREST RATE SWAP AGREEMENTS

    During fiscal 1998, the Company entered into various interest rate swap agreements with a financial institution. The purpose of these agreements is to convert a portion of the interest the Company earns

                           PROBUSINESS SERVICES, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) from collected but unremitted payroll tax funds from a floating to a fixed rate basis. The Company considers these agreements to be for "other than trading purposes" and has accounted for these agreements on an accrual basis, with each net payment or receipt due or owed under each agreement recognized in earnings during the period to which the payment or receipt relates, with no recognition on the balance sheet of the fair value of the agreements. At June 30, 1998, the aggregate fair value of these agreements was $432,000.

    These agreements, with fixed interest rates between 5.736% and 5.905%, each have a term of two years, one of which has a cancellation option after one year, and expire at various dates through April 2000. Interest is paid or received based upon the difference in the fixed interest rate and the contractual floating rate option times the contractual notional balance. The actual notional balance varies on a monthly basis due to fluctuations in projected holdings of collected but unremitted payroll tax funds. At June 30, 1998, the notional balance was $204,700,000 and the average monthly notional balance for the remaining term of the agreements was $242,000,000. The agreements require collateral if interest rates increase and certain other conditions are met as defined in the agreements. At June 30, 1998, no collateral was required.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the period. Such estimates include, but are not limited to, provisions for doubtful accounts and penalties and interest relating to payroll tax processing and estimates regarding the recoverability of capitalized software. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. Cash and cash equivalents have a carrying amount which approximates fair value. The Company's cash, cash equivalents and payroll tax funds invested are held primarily with two financial institutions.

EQUIPMENT, FURNITURE AND FIXTURES

    Equipment, furniture and fixtures are stated at cost, net of accumulated depreciation and amortization. Depreciation of equipment, furniture and fixtures is computed using the straight-line method over the estimated useful lives of the assets which range from three to seven years. Leasehold improvements and assets under capital leases are amortized over the shorter of the life of the asset or the term of the lease.

REVENUE RECOGNITION

    Revenue from payroll processing and payroll tax filing services under client contracts is recognized as the services are performed. Interest income earned on unremitted payroll tax funds invested is recognized as earned.

    The Company's sales are primarily to customers in the United States. Credit evaluations are performed as necessary and the Company does not require collateral from customers.

                           PROBUSINESS SERVICES, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SOFTWARE DEVELOPMENT COSTS


    The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed."


    The Company capitalizes software development costs incurred after establishing technological feasibility of the product prior to the general release of the service using the product. Costs incurred in connection with the enhancement of the Company's existing products or after the general release of the service using the product are expensed in the current period and included in the research and development costs within the statement of operations. The Company amortizes the capitalized software development costs using the greater of the straight-line basis over the estimated product life, which is generally a 36 month period, or the ratio of current revenue to the total of current revenue and anticipated future revenue over the life of the related product. Such amortization is included in cost of providing services within the statement of operations.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has adopted the "disclosure only" alternative as described in FAS No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") (Note 7).

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued FAS No. 130, "Reporting Comprehensive Income" ("FAS 130"), and FAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("FAS 131"). The Company is required to adopt these statements in fiscal 1999. FAS 130 establishes new standards for reporting and displaying comprehensive income and its components. FAS 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. The Company has not reached a conclusion as to the appropriate segments, if any, it will be required to report to comply with the provisions of FAS 131. Adoption of these statements is not expected to have a significant impact on the Company's financial position, results of operations or cash flows.

    In June 1998, the FASB issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). The Company is required to adopt FAS 133 in fiscal 2000. FAS 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company has not yet determined what the effect of FAS 133 will be on the operations and financial position of the Company.

RECLASSIFICATIONS

    Certain prior year balances have been reclassified to conform to the current year presentation.


BASIC AND DILUTED NET LOSS PER SHARE (HISTORICAL AND PRO FORMA)



    Historical net loss per share is presented under the requirements of FAS No. 128, "Earnings Per Share" ("FAS 128"). FAS 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share

                           PROBUSINESS SERVICES, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) excludes any dilutive effects of options, warrants, convertible securities and shares subject to repurchase. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Common stock equivalent shares from convertible preferred stock and from stock options and warrants are not included in the calculation of diluted net loss per share as the effect is anti-dilutive. All net loss per share amounts for all periods have been presented to conform to the FAS 128 requirements.


    In February 1998, Staff Accounting Bulletin No. 98 ("SAB 98") was issued and amends the existing Securities and Exchange Commission ("SEC") staff guidance primarily to give effect to FAS 128. Under SAB 98, certain shares of convertible preferred stock, options and warrants to purchase shares of common stock, issued at prices below the per share price of shares sold in the Company's initial public offering in September 1997 and previously included in the computations of shares used in computing net loss per share pursuant to previous staff accounting bulletins have now been excluded from the computation.


    Pro forma net loss per share has been computed as described above and also gives effect, under SEC guidance, to the conversion of preferred stock to common stock not included above that automatically converted upon completion of the Company's initial public offering, using the if-converted method.

    A reconciliation of shares used in the calculation of historical and pro forma basic and diluted net loss per share follows (in thousands except share and per share information):

                                                                                          YEAR ENDED JUNE 30,
                                                                                    -------------------------------
                                                                                      1996       1997       1998
                                                                                    ---------  ---------  ---------
Historical:
  Net loss........................................................................  $  (2,386) $  (6,245) $  (6,517)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
  Weighted average shares of common stock outstanding used in computing basic and
    diluted net loss per share....................................................        486      1,999     13,596
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
  Basic and diluted net loss per share............................................  $   (4.91) $   (3.12) $   (0.48)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Pro forma:
  Net loss........................................................................             $  (6,245) $  (6,517)
                                                                                               ---------  ---------
                                                                                               ---------  ---------
  Shares used in computing basic and diluted net loss per share (from above)......                 1,999     13,596
  Pro forma adjustment to reflect the effect of the conversion of preferred stock
    from the date of issuance.....................................................                 8,534      2,126
                                                                                               ---------  ---------
  Weighted average shares used in computing pro forma basic and diluted net loss
    per share.....................................................................                10,533     15,722
                                                                                               ---------  ---------
                                                                                               ---------  ---------
  Pro forma basic and diluted net loss per share..................................             $   (0.59) $   (0.41)
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    If the Company had reported net income, the calculation of diluted earnings per share (historical and pro forma) would have included the shares used in the computation of historical and pro forma net loss per share as well as an additional 356,000, 466,000 and 797,000 common equivalent shares related to the outstanding options and warrants not included above (determined using the treasury stock method) for fiscal 1996, 1997 and 1998, respectively.

                           PROBUSINESS SERVICES, INC.

2. EQUIPMENT, FURNITURE AND FIXTURES

    Equipment, furniture and fixtures consist of the following (in thousands):

                                                                               JUNE 30,
                                                                        ----------------------
                                                                           1997        1998
                                                                        ----------  ----------
Equipment and leasehold improvements..................................  $    9,981  $   18,172
Furniture and fixtures................................................       1,973       3,239
                                                                        ----------  ----------
                                                                            11,954      21,411
Less accumulated depreciation and amortization........................      (4,331)     (7,453)
                                                                        ----------  ----------
                                                                        $    7,623  $   13,958
                                                                        ----------  ----------
                                                                        ----------  ----------

    Equipment, furniture and fixtures include amounts for assets acquired under capital leases, principally production, office and computer equipment, of $3,515,000 and $3,863,000 at June 30, 1997 and 1998, respectively. Accumulated amortization of these assets was $854,000 and $1,712,000 at June 30, 1997 and 1998, respectively.

3. LONG-TERM DEBT


LINE-OF-CREDIT AGREEMENTS



    On June 30, 1998, the Company executed an Amended and Restated Loan and Security Agreement with a financial institution. The agreement provides for borrowings that are limited to the lesser of $20,000,000, or the sum of five times the Company's average monthly net collections, as defined in the agreement, plus the lesser of five times the Company's average monthly collections of the interest on tax investment funds as defined in the agreement or $5,000,000, plus $1,500,000. The agreement superseded all previous line-of-credit agreements and amendments thereto with the financial institution that existed as of June 30, 1997.


    At June 30, 1998, no borrowings were outstanding under the agreement and the amount available for borrowing under the agreement was approximately $20,000,000. Borrowings outstanding under the agreement bear interest at the bank's prime rate plus 1% (9.5% at June 30, 1998) and are collateralized by substantially all of the Company's assets not otherwise encumbered. The financial covenants of the agreement require the Company to maintain minimum net worth and earnings to debt service ratios. The agreement expires on December 31, 2000, and is subject to automatic and continuous renewal unless termination notice is given by either party in accordance with the agreement. All borrowings outstanding at June 30, 1997 totaling $4,758,000, under the previous agreements, were paid in September 1997 with the proceeds from the Company's initial public offering.

SUBORDINATED NOTES PAYABLE

    In October 1995 and December 1995, the Company issued $1,100,000 and $2,900,000, respectively of subordinated notes payable to investors. The subordinated notes and interest accrued thereon were repaid in their entirety in September 1997 with proceeds from the Company's initial public offering.

                           PROBUSINESS SERVICES, INC.

3. LONG-TERM DEBT (CONTINUED)
NOTE PAYABLE TO STOCKHOLDER

    A $250,000 subordinated note payable to a stockholder was assumed in the acquisition of Dimension Solutions. The note was repaid in fiscal 1998.

4. LEASE OBLIGATIONS

    The Company leases its facilities and various equipment under non-cancelable operating leases which expire at various dates through 2010. The Company is also obligated under a number of capital equipment leases expiring at various dates through 2003. The future minimum lease payments under capital and operating leases subsequent to June 30, 1998 are summarized as follows (in thousands):

                                                                            CAPITAL    OPERATING
                                                                            LEASES      LEASES
                                                                           ---------  -----------
Year ending June 30,
  1999...................................................................  $   1,180   $   3,476
  2000...................................................................      1,029       4,067
  2001...................................................................        297       4,434
  2002...................................................................        158       4,402
  2003...................................................................        158       4,186
  Thereafter.............................................................     --          25,710
                                                                           ---------  -----------
    Total minimum lease payments.........................................      2,822   $  46,275
                                                                                      -----------
                                                                                      -----------
Less amounts representing interest.......................................        518
                                                                           ---------
Present value of net minimum capital lease obligations...................      2,304
Less current portion.....................................................        890
                                                                           ---------
                                                                           $   1,414
                                                                           ---------
                                                                           ---------

    Rent expense was approximately $707,000, $1,487,000 and $3,028,000 for fiscal 1996, 1997 and 1998, respectively.

5. INCOME TAXES

    As of June 30, 1998, the Company had federal and state net operating loss carryforwards of approximately $17,200,000 and $1,200,000, respectively. The Company also had federal and state research and development tax credit carryforwards of approximately $1,057,000 and $442,000, respectively. The federal net operating loss and credit carryforwards will expire at various dates beginning with the fiscal year ending 1999 through 2013, if not utilized. The state net operating loss carryforwards will expire at various dates beginning with the fiscal 1999 through 2003, if not utilized. The state credit carryforwards do not expire.

    Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended (the "Code"), and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

                           PROBUSINESS SERVICES, INC.

5. INCOME TAXES (CONTINUED)
    Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                                 JUNE 30,
                                                                           --------------------
                                                                             1997       1998
                                                                           ---------  ---------
Deferred tax assets:
  Net operating loss carryforwards.......................................  $   4,965  $   5,951
  Research and development credit carryforwards..........................        650      1,499
  Depreciation...........................................................        428      1,010
  Accrued liabilities and allowances.....................................        330      2,147
                                                                           ---------  ---------
Gross deferred tax assets................................................      6,373     10,607
Less valuation allowance.................................................     (5,988)    (9,224)
                                                                           ---------  ---------
Deferred tax assets......................................................        385      1,383
Deferred tax liabilities:
  Capitalized software development costs.................................       (313)    (1,338)
  Other..................................................................        (72)       (45)
                                                                           ---------  ---------
Gross deferred tax liabilities...........................................       (385)    (1,383)
                                                                           ---------  ---------
Net deferred taxes.......................................................  $  --      $  --
                                                                           ---------  ---------
                                                                           ---------  ---------

    A valuation allowance has been established and, accordingly, no benefit has been recognized for the Company's net operating losses and other deferred tax assets. The Company believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include the Company's history of net losses since its inception and expected near-term future losses. The Company will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results. The net valuation allowance increased by $2,391,000 and $3,236,000, respectively during fiscal 1997 and 1998.

6. STOCKHOLDERS' EQUITY

    In September 1997, the Company completed its initial public offering of common stock. The offering consisted of 3,750,000 shares of common stock issued to the public at $7.33 per share. Upon the closing of the initial public offering, all outstanding shares of preferred stock were converted into common stock.

    In October 1997, the underwriters exercised an option to purchase an additional 562,500 shares of common stock at the initial public offering price of $7.33 per share to cover over-allotments in connection with the initial public offering.

                           PROBUSINESS SERVICES, INC.

6. STOCKHOLDERS' EQUITY (CONTINUED)
WARRANTS

    The following tables represents a summary of warrants outstanding as of June 30, 1998:


                                                           NUMBER OF
                                        EXERCISE PRICE    SHARES JUNE
DATE ISSUED         EXPIRATION             PER SHARE       30, 1998
------------------  ------------------  ---------------  -------------
April 1996          April 2001             $    2.65           28,500
October 1996        October 2001                2.65           28,500
November 1996       September 2002              2.65           67,500
January 1997        January 2002                6.00           75,000
July 1997           July 2002                   6.00           30,000
                                                         -------------
                                                              229,500
                                                         -------------
                                                         -------------



    In connection with the Company's initial public offering, the Company issued 367,288 shares of common stock upon the exercise of warrants, a portion of which were exercised pursuant to a net exercise provision, for total proceeds of $923,000. In addition, during fiscal 1998, the Company issued 48,437 shares of common stock upon exercise of warrants, a portion of which were exercised pursuant to net exercise provisions, for a total of $36,000. All other warrants noted as exercised above were exercised pursuant to net exercise provisions.


STOCK SPLIT


    On July 23, 1998, the Board of Directors approved a three-for-two split of its $.001 par value common stock in the form of a 50% distribution to stockholders of record as of July 31, 1998. As a result of the stock split, authorized and outstanding common shares increased 50% and capital in excess of par was reduced by the par value of the additional common shares issued. The rights of the holders of these securities were not otherwise modified. All references in the financial statements to number of shares, per share amounts, stock option data and market prices of the Company's common stock have been restated for the effect of the stock split.


7. STOCK OPTION AND STOCK PURCHASE PLANS

STOCK OPTION PLANS


    The Company's 1989 Stock Option Plan (the "1989 Plan") provided for the granting to employees (including officers and employee directors) of "incentive stock options" within the meaning of the Code and for the granting to employees, directors and consultants of nonstatutory stock options. In February 1997, the Board of Directors of the Company increased the shares available for future grants under the 1989 Plan by 2,063,649 for a total of 4,480,872. Options granted under the 1989 Plan before the effective date of the amendment and restatement to the 1996 Plan in September 1997, described below, remain outstanding in accordance with their terms, but no further options were granted under the 1989 Plan after the effective date of the amendment and restatement to the 1996 Plan.


    In 1996, the Company established the 1996 Executive Stock Option Plan ("Executive Plan") which provides for stock options to employees and consultants. Under the Executive Plan, the Board of Directors may grant nonstatutory stock options to employees and consultants and incentive stock options to

                           PROBUSINESS SERVICES, INC.

7. STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED) employees only. The Company has reserved 1,125,000 shares of common stock for exercise of stock options under the Executive Plan. The grant of incentive stock option to an employee who owns stock representing more than 10% of the voting power of all classes of stock of the Company must be no less than 110% of the fair market value per share on the date of grant. Fair market value is determined by the Board of Directors. For all other employees the options must be no less than 100% of the fair market value per share on the date of grant. All nonstatutory stock options granted are at a price that is determined by the Board of Directors. The options generally expire ten years from the date of grant and are exercisable as determined by the Board of Directors.

    In November 1996, the Board of Directors and stockholders approved, effective upon the initial public offering, an amendment and restatement of the Executive Plan to rename the 1996 Executive Stock Option Plan to the 1996 Stock Option Plan (the "1996 Plan") and authorized an increase in the number of shares reserved for issuance under the 1996 Plan of any unused or canceled shares under the 1989 Plan, and an annual increase equal to the lesser of (a) 375,000 shares,
(b) 2% of the outstanding shares of common stock on such date or (c) a lesser amount determined by the Board. The 1996 Plan provides for grants to employees (including officers and employee directors) of incentive stock options and for the granting to employees, directors and consultants of nonqualified stock options. Notes receivable for the purchase of common stock are included in stockholders' equity (deficit).

    A summary of the activity under the 1989 and 1996 Plans is set forth below:


                                                                      OUTSTANDING OPTIONS
                                                                  ----------------------------
                                                                                  WEIGHTED
                                                                                   AVERAGE
                                                                   NUMBER OF   EXERCISE PRICE
                                                                    SHARES        PER SHARE
                                                                  -----------  ---------------
Outstanding at June 30, 1995....................................    1,528,344     $    0.17
  Granted.......................................................    1,583,895          0.29
  Exercised.....................................................   (1,802,334)         0.22
  Canceled......................................................     (345,703)         0.22
                                                                  -----------        ------
Outstanding at June 30, 1996....................................      964,202          0.27
  Granted.......................................................      994,005          4.83
  Exercised.....................................................     (472,940)         2.39
  Canceled......................................................     (171,603)         2.51
                                                                  -----------        ------
Outstanding at June 30, 1997....................................    1,313,664          2.67
  Granted.......................................................      907,875         11.82
  Exercised.....................................................     (236,998)         1.34
  Canceled......................................................     (184,125)         7.12
                                                                  -----------        ------
Outstanding at June 30, 1998....................................    1,800,416     $    6.97
                                                                  -----------        ------
                                                                  -----------        ------

                           PROBUSINESS SERVICES, INC.

7. STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED)

    As of June 30, 1998, options to purchase 414,884 shares of common stock were vested and exercisable at an average exercise price of $2.03 per share and options to purchase 1,277,510 shares were available for future grant. As of June 30, 1998, options to purchase approximately 317,000 shares of common stock had been exercised which are subject to repurchase.

    The weighted-average fair value of options granted during fiscal 1996, 1997 and 1998 was $0.06, $1.01 and $6.98 per share, respectively.

    The following table summarizes information concerning currently outstanding and exercisable options at June 30, 1998:

                                                   OUTSTANDING
                                     ----------------------------------------       EXERCISABLE
                                                    WEIGHTED                   ----------------------
                                                     AVERAGE       WEIGHTED                WEIGHTED
                                                    REMAINING       AVERAGE                 AVERAGE
                                                   CONTRACTUAL     EXERCISE                EXERCISE
EXERCISE PRICE                         SHARES         LIFE           PRICE      SHARES       PRICE
-----------------------------------  ----------  ---------------  -----------  ---------  -----------
$0.13 - $0.26......................     399,084          7.10      $    0.26     231,235   $    0.25
$0.83 - $4.83......................     399,707          8.41      $    4.02     141,932   $    3.75
$5.83 - $6.00......................     620,250          9.03      $    5.91      40,967   $    5.86
$12.08 - $31.17....................     381,375          9.57      $   18.84         750   $   19.33
                                     ----------                                ---------  -----------
                                      1,800,416                                  414,884
                                     ----------                                ---------
                                     ----------                                ---------

STOCK-BASED COMPENSATION

    As permitted under FAS 123, the Company has elected to continue to follow APB 25 in accounting for stock-based awards to employees. Under APB 25, the Company has not recognized any compensation expense with respect to such awards, since the exercise price of the stock options awarded are equal to the fair market value of the underlying security on the grant date.

    Disclosure of information regarding net loss and net loss per share is required by FAS 123, which also requires that the information be determined on an "as adjusted" basis as if the Company had accounted for its stock-based awards to employees granted subsequent to June 30, 1995, under the fair value method of FAS 123. The fair value of the Company's stock-based awards to employees was estimated as of the date of the grant using a Black-Scholes option pricing model. Limitations on the effectiveness of the Black-Scholes option valuation model are that it was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable and that the model requires the use of highly subjective assumptions including expected stock price volatility. Because the Company's stock-based awards to employees have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards to employees. The Company has plans which award employees stock options. These

                           PROBUSINESS SERVICES, INC.

7. STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED) plans are discussed in the note above. The fair value of the Company's stock-based awards to employees was estimated using the following weighted-average assumptions:


                                                                         YEAR ENDED JUNE 30,
                                                                   -------------------------------
                                                                     1996       1997       1998
                                                                   ---------  ---------  ---------
Expected life (in years).........................................          3          2          2
Expected volatility..............................................      0.001      0.001      0.746
Risk-free interest rate..........................................       6.2%       6.2%       5.5%
Expected dividend yield..........................................       0.0%       0.0%       0.0%


    For disclosure purposes, the adjusted estimated fair value of the Company's stock-based awards to employees is amortized over the vesting period for options. The Company's adjusted information follows (in thousands, except for per share information):

                                                                      YEAR ENDED JUNE 30,
                                                                -------------------------------
                                                                  1996       1997       1998
                                                                ---------  ---------  ---------
Net loss, as reported.........................................  $  (2,386) $  (6,245) $  (6,517)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
Net loss, as adjusted.........................................  $  (2,403) $  (6,355) $  (7,427)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
Historical net loss per share, as reported....................  $   (4.91) $   (3.12) $   (0.48)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
Historical net loss per share, as adjusted....................  $   (4.94) $   (3.18) $   (0.55)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
Pro forma net loss per share, as reported.....................             $   (0.59) $   (0.41)
                                                                           ---------  ---------
                                                                           ---------  ---------
Pro forma net loss per share, as adjusted.....................             $   (0.60) $   (0.47)
                                                                           ---------  ---------
                                                                           ---------  ---------

    Because FAS 123 is applicable only to the Company's stock-based awards granted subsequent to June 30, 1995, its effect will not be fully reflected until approximately fiscal 1999.

1997 EMPLOYEE STOCK PURCHASE PLAN


    The Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in November 1996 and amended in August 1997, for which employees who work a minimum of 20 hours per week and for five months in any calendar year are eligible. There were 750,000 shares of common stock authorized for issuance under the Purchase Plan with an annual increase to be added on each anniversary date of the adoption of the Purchase Plan equal to the lesser of (a) 225,000 shares, (b) 1.5% of the outstanding shares on such date or
(c) a lesser amount determined by the Board of Directors. As of June 30, 1998, 170,114 shares had been issued for the first purchase. Under the Purchase Plan, the Company's employees, subject to certain restrictions, may purchase shares of common stock at the lesser of 85% of the fair market value at either the beginning of each two-year offering period or the end of each six-month purchase period within the two-year offering period. Plan purchases are limited to 10% of each employee's compensation.

                           PROBUSINESS SERVICES, INC.

8. EMPLOYEE BENEFIT PLAN

    The Company maintains a tax deferred savings plan under section 401(k) of the Code (the "Plan"), for the benefit of certain qualified employees. Employees may elect to contribute to the Plan, through payroll deductions of up to 18% of their compensation, subject to certain limitations. The Company, at its discretion, may make additional contributions. The Company did not make any contributions to the Plan in fiscal 1996, 1997 or 1998.

9. BALANCE SHEET DETAIL

    Other assets consist of the following (in thousands):

                                                                                 JUNE 30,
                                                                           --------------------
                                                                             1997       1998
                                                                           ---------  ---------
Capitalized software development costs...................................  $   1,716  $   5,247
Deferred financing costs.................................................      1,043     --
Prepaid lease expense....................................................        161        133
Notes receivable from employees..........................................        376        422
Goodwill and other intangible assets.....................................      2,627      4,493
Deposits and other.......................................................      1,097        584
                                                                           ---------  ---------
                                                                           $   7,020  $  10,879
                                                                           ---------  ---------
                                                                           ---------  ---------

    Accumulated amortization for capitalized software development costs was approximately $475,000 and $802,000 at June 30, 1997 and 1998, respectively. Accumulated amortization for goodwill and other intangible assets was approximately $80,000 and $384,000 at June 30, 1997 and 1998, respectively.

    In January 1997, the Company advanced $250,000 in the form of a note receivable from a stockholder who is also an executive officer. The note is due in January 2001, bears interest at 6.10% and is full recourse.

    Accrued liabilities consist of the following (in thousands):

                                                                                 JUNE 30,
                                                                           --------------------
                                                                             1997       1998
                                                                           ---------  ---------
Accrued expenses.........................................................  $   2,773  $   4,408
Accrued tax penalties....................................................        586        971
Accrued payroll and related expenses.....................................      1,361      3,322
Accrued acquisition costs................................................        144     --
Accrued BeneSphere contingent consideration (Note 10)....................     --          1,081
Other....................................................................        120        621
                                                                           ---------  ---------
                                                                           $   4,984  $  10,403
                                                                           ---------  ---------
                                                                           ---------  ---------

10. BUSINESS ACQUISITIONS

    In January 1997, the Company acquired all of the outstanding stock of BeneSphere. The purchase price consisted of $500,000 in cash, of which $250,000 was paid upon closing and $250,000 was paid in April 1997, warrants to purchase 75,000 shares of the Company's common stock at a price of $6.00 per

                           PROBUSINESS SERVICES, INC.

10. BUSINESS ACQUISITIONS (CONTINUED)
share and with an estimated fair value of $160,000, the assumption of $2,445,000 of BeneSphere's liabilities (including acquisition costs) plus additional contingent consideration based on BeneSphere's revenues in excess of certain base amounts, as defined in the agreement, over the next two calendar years following the acquisition which cannot exceed $4,500,000. The contingent consideration is payable in cash in four quarterly payments beginning April 1, 1998 for the calendar year 1997 payment and April 1, 1999 for the calendar year 1998 payment. Interest shall accrue at a rate of 9% per annum on all earned but unpaid balances.

    A summary of the purchase price allocation is as follows (in thousands):

Current and other assets.............................................................  $     517
Goodwill.............................................................................      2,278
Customer list........................................................................        310
                                                                                       ---------
Total purchase price allocation......................................................  $   3,105
                                                                                       ---------
                                                                                       ---------

    Goodwill arising from the acquisition is being amortized on a straight-line basis over 20 years.

    In January 1998, the Company accrued an additional $2,208,000 of contingent consideration and recorded goodwill in the same amount related to the BeneSphere acquisition as described above. As of June 30, 1998, the Company had made two quarterly payments relating to the contingent consideration and had a remaining outstanding balance of $1,081,000 which is classified as accrued liabilities.

11. SUBSEQUENT EVENTS

PUBLIC OFFERING

    On July 23, 1998, the Board of Directors authorized the Company to proceed with a public offering of the Company's common stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    5
Safe Harbor for Forward-Looking Statements................................   14
Use of Proceeds...........................................................   15
Dividend Policy...........................................................   15
Price Range of Common Stock...............................................   15
Capitalization............................................................   16
Dilution..................................................................   17
Selected Financial Data...................................................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   19
Business..................................................................   27
Management................................................................   37
Certain Transactions......................................................   44
Principal Stockholders....................................................   45
Description of Capital Stock..............................................   47
Shares Eligible for Future Sale...........................................   50
Underwriting..............................................................   52
Legal Matters.............................................................   53
Experts...................................................................   53
Additional Information....................................................   53
Index to Financial Statements.............................................  F-1

                                2,475,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                         , 1998

                                 --------------

                            WILLIAM BLAIR & COMPANY


                                   BANCBOSTON
                               ROBERTSON STEPHENS


                                    SG COWEN

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale and distribution of Common Stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.

                                                                                    AMOUNT TO
                                                                                     BE PAID
                                                                                    ----------
Registration fee..................................................................  $   32,450
NASD filing fee...................................................................      11,500
Printing expenses.................................................................     120,000
Legal fees and expenses...........................................................     200,000
Accounting fees and expenses......................................................     200,000
Blue sky fees and expenses........................................................       5,000
Transfer agent and registrar fees and expenses....................................       5,000
Nasdaq National Market application and listing fees...............................      17,500
Miscellaneous.....................................................................      78,550
                                                                                    ----------
    Total.........................................................................  $  670,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Reference is made to Article Ninth of the Amended and Restated Certificate of Incorporation of the Company filed herewith as Exhibit 3.1; Article VI of the Bylaws of the Company, filed herewith as Exhibit 3.2; Section 145 of the Delaware General Corporation Law; and the form of indemnification agreement filed herewith as Exhibit 10.14 which, among other things, and subject to certain conditions, authorize the Company to indemnify, or indemnify by their terms, as the case may be, the directors and officers of the Company against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

    Section 10 of the form of the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters and their controlling persons, on the one hand, and of the Company and its controlling persons on the other hand, for certain liabilities arising under the Securities Act of 1933, as amended (the "Act"), the Exchange Act of 1934, as amended, or otherwise.

    The Company has obtained directors and officers insurance providing indemnification for certain of the Company's directors, officers, affiliates, partners or employees for certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The following information does not give effect to (i) the one-for-two automatic conversion of the Company's Preferred Stock into the Company's Common Stock in connection with the Company's initial public offering or (ii) the three-for-two split of the Company's Common Stock effected in the form of a stock dividend payable to holders of record as of July 31, 1998.

    (a) In February 1998, the Company issued 8,106 shares of its Series E Preferred Stock pursuant to the net exercise of a warrant by Silicon Valley Bank at an exercise price of $7.94 per share.

    (b) In October 1995, the Company issued warrants to purchase 34,630 shares of Series E Preferred Stock of the Company at an exercise price of $7.94 per share to 9 stockholders under a loan agreement whereby the Company issued promissory notes to such stockholders with an aggregate principal amount of

$1,100,000. In December 1995, the Company issued warrants to purchase 91,296 shares of Series E Preferred Stock of the Company at an exercise price of $7.94 per share to an additional 37 stockholders under a separate loan agreement whereby the Company issued promissory notes to such stockholders with an aggregate principal amount of $2,900,000. In September and October 1997, the stockholders exercised the warrants, a portion of which were exercised pursuant to net exercise provisions, to purchase 122,430 shares of Series E Preferred Stock for aggregate cash proceeds of $923,000.

    (c) In April 1996, the Company issued a warrant to purchase 9,500 shares of its Series E Preferred Stock at an exercise price of $7.94 per share to Coast Business Credit ("Coast") in connection with a line of credit.

    (d) In May 1996, in connection with its acquisition of Dimension Solutions, Inc. ("Dimension Solutions") the Company issued 40,000 shares of Series E Preferred Stock to Dimension Solutions.

    (e) In July 1996, the Company issued a warrant to purchase 10,000 shares of its Series E Preferred Stock at an exercise price of $7.94 per share to LINC Capital Management in connection with an equipment lease. In November 1997, LINC Capital Management purchased 8,040 shares of Series E Preferred Stock, a portion of which was exercised under a net exercise provision, for aggregate cash proceeds of $36,000.

    (f) In October 1996, the Company issued a warrant to purchase 9,500 shares of its Common Stock at an exercise price of 7.94 per share to Coast in connection with an amendment to the line of credit.

    (g) In November 1996, the Company issued a warrant to purchase 22,500 shares of its Common Stock at an exercise price of $7.94 per share to Britannia Hacienda V Limited Partnership and its partners in connection with a facilities lease.

    (h) In January 1997, the Company issued warrants to purchase an aggregate of 50,000 shares of its Common Stock at an exercise price of $9.00 per share to two of the former shareholders of BeneSphere in connection with the Company's acquisition of BeneSphere.

    (i) In March 1997, the Company issued 574,733 shares of Series F Preferred Stock to two affiliates of GAP LLC at $17.40 per share for an aggregate purchase price of $10,000,354.

    (j) In July 1997, the Company issued a warrant to purchase 20,000 shares of its Common Stock to a client of the Company at an exercise price of $9.00 per share.


    (k) Since 1989 and through June 30, 1998, the Company has granted stock options to purchase 4,894,788 shares of the Company's Common Stock at a weighted average exercise price of $3.30 per share to employees, consultants and directors pursuant to its 1996 Stock Option Plan, or predecessor plans. Of these options, 555,272 have been canceled without being exercised, 2,539,100 have been exercised and 1,800,416 remain outstanding. A certain number of shares reserved for issuance under the 1996 Stock Option Plan and the 1989 Stock Option Plan have been registered pursuant to a registration statement on Form S-8 filed on October 3, 1997.


    The sales and issuances of securities described in paragraphs (a) through
(j) were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The sales and issuances of securities described in paragraph (k) were deemed to be exempt from registration from the Securities Act by virtue of either Rule 701 of the Securities Act as they were offered and sold pursuant to written compensatory benefit plans as provided by Rule 701 or
Section 4(2) of the Securities Act as transaction by an issuer not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS


  EXHIBIT      EXHIBIT
 FOOTNOTE      NUMBER     DESCRIPTION
-----------  -----------  -------------------------------------------------------------------------------------------
    (3)             1.1   Form of Underwriting Agreement.
    (1)             2.1   Agreement and Plan of Reorganization, dated May 23, 1996, between Registrant and Dimension
                           Solutions.
    (1)             2.2   Stock Acquisition Agreement, dated January 1, 1997, between Registrant and BeneSphere
                           Administrators, Inc.
    (2)             3.1   Amended and Restated Certificate of Incorporation.
    (1)             3.2   Bylaws of the Registrant.
    (1)             4.1   Specimen Common Stock Certificate of Registrant.
    (1)             4.2   Amended and Restated Registration Rights Agreement, dated March 12, 1997, between
                           Registrant, General Atlantic Partners 39, L.P., GAP Coinvestment Partners, L.P. and
                           certain stockholders of Registrant.
    (1)             4.3   Warrant to Purchase Stock, dated January 13, 1995, between Registrant and Silicon Valley
                           Bank and related Antidilution and Registration Rights Agreements.
    (1)             4.4(a) Warrant to Purchase Stock, dated April 30, 1996, between Registrant and Coast Business
                           Credit and related Antidilution and Registration Rights Agreement.
    (1)             4.4(b) Warrant to Purchase Stock, dated October 25, 1996, between Registrant and Coast Business
                           Credit and related Antidilution and Registration Rights Agreement.
    (1)             4.5   Warrant to Purchase Series E Preferred Stock, dated July 31, 1996, between Registrant and
                           LINC Capital Management.
    (1)             4.6(a) Warrant Purchase Agreement, dated November 14, 1996, between Registrant and certain purchasers.
    (1)             4.6(b) Warrant to Purchase Series E Preferred Stock, dated November 14, 1996, between Registrant and T.J. Bristow and Elizabeth S. Bristow.
    (1)             4.6(c) Warrant to Purchase Series E Preferred Stock, dated November 14, 1996, between Registrant and SDK Incorporated.
    (1)             4.6(d) Warrant to Purchase Series E Preferred Stock, dated November 14, 1996, between Registrant and Laurence Shushan and Magdalena Shushan.
    (1)             4.7(a) Warrant to Purchase Common Stock, dated January 7, 1997, between Registrant and Louis R.
                           Baransky.
    (1)             4.7(b) Warrant to Purchase Common Stock, dated January 7, 1997, between Registrant and Ben W.
                           Reppond.
    (1)             4.8   Form of Note issued by Registrant on October 20, 1995 and December 12, 1995 (see also
                           Exhibit 10.12).
                    5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
    (1)            10.1   Lease Agreement, dated August 12, 1992, First Amendment to Lease, dated March 23, 1994,
                           Second Amendment to Lease, dated December 9, 1994, and Third Amendment to Lease, dated
                           March 16, 1995, between Registrant and Hacienda Park Associates.
                   10.2   Sublease, dated April 14, 1998, between the Registrant and Documentum, Inc.
    (1)            10.3   Lease Agreement and Addendum Number One, dated August 26, 1993, and First Amendment to
                           Lease, dated March 23, 1994, between Registrant and Hacienda Park Associates.

  EXHIBIT      EXHIBIT
 FOOTNOTE      NUMBER     DESCRIPTION
-----------  -----------  -------------------------------------------------------------------------------------------
    (1)            10.4   Lease Agreement, dated March 23, 1994, First Amendment, dated May 25, 1994, and Second
                           Amendment, dated October 5, 1994 between Registrant and Hacienda Park Associates.
    (1)            10.5   Lease Agreement, dated November 13, 1995, and First Amendment to Lease, dated February 23,
                           1996, between Registrant and Hacienda Park Associates.
                   10.6   Built-to-Suit Lease, dated September 27, 1996, and First Amendment, dated January 27, 1998, between Registrant and Britannia Hacienda V Limited Partnership.
    (1)            10.7   Office Lease, dated March 22, 1996, between Benefits-Plus Administrators, Inc. and the
                           Trustees under the Will and of the Estate of James Campbell, Deceased and related Guaranty of Lease.
                   10.8   Sublease, dated October 10, 1997, between Registrant and Drake Mortgage Corporation.
                   10.9   Build-to-Suit lease, dated January 27, 1998, between Registrant and Britannia Hacienda V
                           Limited Partnership.
    (1)           10.10   1996 Stock Option Plan and related Form of Stock Option Agreement.
    (1)           10.11   1996 Employee Stock Purchase Plan.
    (1)           10.12   Employment and Non-competition Agreement, dated May 23, 1996, between Registrant and Dwight
                           L. Jackson.
    (1)           10.13   Equipment Lease and Addendum No. 1, dated July 31, 1996, between Registrant and LINC
                           Capital Management and related Equipment Schedule.
    (1)           10.14   Form of Indemnification Agreement between Registrant and executive officers and directors.
    (1)           10.15   Loan Agreement, dated October 20, 1995, between Registrant and certain investors, and First
                           Amendment to Loan Agreement, dated December 12, 1995, between Registrant and certain investors.
                  10.16   Amended and Restated Loan and Security Agreement, dated June 30, 1998, between Registrant and Coast Business Credit.
    (1)           10.17   Promissory Note, dated December 5, 1996, between Registrant and Robert Schneider.
    (1)           10.18   Promissory Note, dated January 7, 1997, between Registrant and Alison Elder.
    (1)           10.19   Promissory Note, dated January 31, 1997, between Registrant and Jeffrey Bizzack.
    (1)           10.20   Office Building Lease between Koll Center Irvine Number Two and Registrant, dated November
                           7, 1994, and Amendments Nos. 1 and 2 thereto.
    (1)           10.21   Lease (Full Service Office Lease), as amended by and between Callahan Pentz Properties and
                           Registrant, assigned to Registrant on February 29, 1996.
    (1)           10.22   Promissory Note, dated December 31, 1996, between BeneSphere Administrators, Inc. and
                           Alison Elder.
    (1)           10.23   Series F Stock Purchase Agreement, dated March 12, 1997, between Registrant, General
                           Atlantic Partners 39, L.P. and GAP Coinvestment Partners, L.P.
    (1)           10.24   Stockholders Agreement, dated March 12, 1997, between Registrant, General Atlantic Partners
                           39, L.P., GAP Coinvestment Partners, L.P. and Sinton (as defined therein).
    (1)           10.25   Standard Office Lease -- Gross, dated March 27, 1997, between Registrant and Westwood
                           Holdings, Inc.
    (1)           10.26   ISDA Master Agreement, dated June 10, 1997, between Registrant and First Union National
                           Bank.
                  10.27   ASAP Office Services Lease, dated June 25, 1998, between Registrant and ASAP Office
                           Services.

  EXHIBIT      EXHIBIT
 FOOTNOTE      NUMBER     DESCRIPTION
-----------  -----------  -------------------------------------------------------------------------------------------
                   23.1   Consent of Ernst & Young LLP, Independent Auditors.
                   23.2   Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
    (3)            24.1   Powers of attorney.
    (3)            27.1   Financial Data Schedule.


------------------------

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-23189), declared effective on September 18, 1997.

(2) Incorporated by reference from the Registrant's Registration Statement on Form S-8 (File No. 333-37129) filed with the Securities and Exchange Commission on October 3, 1998.


(3) Previously filed.


    (b) Financial Statement Schedules

    Schedule II Valuation Allowance Schedule

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on this 22nd day of September, 1998.


                                PROBUSINESS SERVICES, INC.

                                By:             /s/ THOMAS H. SINTON
                                     -----------------------------------------
                                                  Thomas H. Sinton
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                       TITLE                         DATE
------------------------------------------------------  ---------------------------------  ----------------------

                 /s/ THOMAS H. SINTON                   President, Chief Executive
     -------------------------------------------         Officer and Director (Principal     September 22, 1998
                   Thomas H. Sinton                      Executive Officer)

                                                        Senior Vice President, Finance,
                  /s/ STEVEN E. KLEI                     Chief Financial Officer and
     -------------------------------------------         Secretary (Principal Financial      September 22, 1998
                    Steven E. Klei                       and Accounting Officer)

                 WILLIAM T. CLIFFORD*
     -------------------------------------------        Director                             September 22, 1998
                 William T. Clifford

                  DAVID C. HODGSON*
     -------------------------------------------        Director                             September 22, 1998
                   David C. Hodgson

                 RONALD W. READMOND*
     -------------------------------------------        Director                             September 22, 1998
                  Ronald W. Readmond

                   THOMAS P. RODDY*
     -------------------------------------------        Director                             September 22, 1998
                   Thomas P. Roddy



*By:    /s/ THOMAS H. SINTON
      -------------------------
          Thomas H. Sinton
          ATTORNEY-IN-FACT

                                                                     SCHEDULE II

                               PROBUSINESS, INC.
                             (DOLLARS IN THOUSANDS)

VALUATION ALLOWANCE

                                                                                             YEAR ENDED JUNE 30,
                                                                                       -------------------------------
                                                                                         1996       1997       1998
                                                                                       ---------  ---------  ---------
DEFERRED TAX ASSETS
Balance at beginning of year.........................................................  $   2,988  $   3,597  $   5,988
Additions............................................................................        609      2,391      3,236
Reductions...........................................................................     --         --         --
Balance at end of year...............................................................  $   3,597  $   5,988  $   9,224

                                                                                             YEAR ENDED JUNE 30,
                                                                                       -------------------------------
                                                                                         1996       1997       1998
                                                                                       ---------  ---------  ---------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
Balance at beginning of year.........................................................  $  --      $  --      $     365
Additions............................................................................     --            365         84
Reductions...........................................................................     --         --             29
Balance at end of year...............................................................  $  --      $     365  $     420

                                 EXHIBIT INDEX


  EXHIBIT      EXHIBIT
 FOOTNOTE      NUMBER     DESCRIPTION
-----------  -----------  -------------------------------------------------------------------------------------------
    (3)             1.1   Form of Underwriting Agreement.
    (1)             2.1   Agreement and Plan of Reorganization, dated May 23, 1996, between Registrant and Dimension
                           Solutions.
    (1)             2.2   Stock Acquisition Agreement, dated January 1, 1997, between Registrant and BeneSphere
                           Administrators, Inc.
    (2)             3.1   Amended and Restated Certificate of Incorporation.
    (1)             3.2   Bylaws of the Registrant.
    (1)             4.1   Specimen Common Stock Certificate of Registrant.
    (1)             4.2   Amended and Restated Registration Rights Agreement, dated March 12, 1997, between
                           Registrant, General Atlantic Partners 39, L.P., GAP Coinvestment Partners, L.P. and
                           certain stockholders of Registrant.
    (1)             4.3   Warrant to Purchase Stock, dated January 13, 1995, between Registrant and Silicon Valley
                           Bank and related Antidilution and Registration Rights Agreements.
    (1)             4.4(a) Warrant to Purchase Stock, dated April 30, 1996, between Registrant and Coast Business
                           Credit and related Antidilution and Registration Rights Agreement.
    (1)             4.4(b) Warrant to Purchase Stock, dated October 25, 1996, between Registrant and Coast Business
                           Credit and related Antidilution and Registration Rights Agreement.
    (1)             4.5   Warrant to Purchase Series E Preferred Stock, dated July 31, 1996, between Registrant and
                           LINC Capital Management.
    (1)             4.6(a) Warrant Purchase Agreement, dated November 14, 1996, between Registrant and certain purchasers.
    (1)             4.6(b) Warrant to Purchase Series E Preferred Stock, dated November 14, 1996, between Registrant and T.J. Bristow and Elizabeth S. Bristow.
    (1)             4.6(c) Warrant to Purchase Series E Preferred Stock, dated November 14, 1996, between Registrant and SDK Incorporated.
    (1)             4.6(d) Warrant to Purchase Series E Preferred Stock, dated November 14, 1996, between Registrant and Laurence Shushan and Magdalena Shushan.
    (1)             4.7(a) Warrant to Purchase Common Stock, dated January 7, 1997, between Registrant and Louis R.
                           Baransky.
    (1)             4.7(b) Warrant to Purchase Common Stock, dated January 7, 1997, between Registrant and Ben W.
                           Reppond.
    (1)             4.8   Form of Note issued by Registrant on October 20, 1995 and December 12, 1995 (see also
                           Exhibit 10.12).
                    5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
    (1)            10.1   Lease Agreement, dated August 12, 1992, First Amendment to Lease, dated March 23, 1994,
                           Second Amendment to Lease, dated December 9, 1994, and Third Amendment to Lease, dated
                           March 16, 1995, between Registrant and Hacienda Park Associates.
                   10.2   Sublease, dated April 14, 1998, between the Registrant and Documentum, Inc.
    (1)            10.3   Lease Agreement and Addendum Number One, dated August 26, 1993, and First Amendment to
                           Lease, dated March 23, 1994, between Registrant and Hacienda Park Associates.
    (1)            10.4   Lease Agreement, dated March 23, 1994, First Amendment, dated May 25, 1994, and Second
                           Amendment, dated October 5, 1994 between Registrant and Hacienda Park Associates.
    (1)            10.5   Lease Agreement, dated November 13, 1995, and First Amendment to Lease, dated February 23,
                           1996, between Registrant and Hacienda Park Associates.

  EXHIBIT      EXHIBIT
 FOOTNOTE      NUMBER     DESCRIPTION
-----------  -----------  -------------------------------------------------------------------------------------------
                   10.6   Built-to-Suit Lease, dated September 27, 1996, and First Amendment, dated January 27, 1998, between Registrant and Britannia Hacienda V Limited Partnership.
    (1)            10.7   Office Lease, dated March 22, 1996, between Benefits-Plus Administrators, Inc. and the
                           Trustees under the Will and of the Estate of James Campbell, Deceased and related Guaranty of Lease.
                   10.8   Sublease, dated October 10, 1997, between Registrant and Drake Mortgage Corporation.
                   10.9   Build-to-Suit lease, dated January 27, 1998, between Registrant and Britannia Hacienda V
                           Limited Partnership.
    (1)           10.10   1996 Stock Option Plan and related Form of Stock Option Agreement.
    (1)           10.11   1996 Employee Stock Purchase Plan.
    (1)           10.12   Employment and Non-competition Agreement, dated May 23, 1996, between Registrant and Dwight
                           L. Jackson.
    (1)           10.13   Equipment Lease and Addendum No. 1, dated July 31, 1996, between Registrant and LINC
                           Capital Management and related Equipment Schedule.
    (1)           10.14   Form of Indemnification Agreement between Registrant and executive officers and directors.
    (1)           10.15   Loan Agreement, dated October 20, 1995, between Registrant and certain investors, and First
                           Amendment to Loan Agreement, dated December 12, 1995, between Registrant and certain investors.
                  10.16   Amended and Restated Loan and Security Agreement, dated June 30, 1998, between Registrant and Coast Business Credit.
    (1)           10.17   Promissory Note, dated December 5, 1996, between Registrant and Robert Schneider.
    (1)           10.18   Promissory Note, dated January 7, 1997, between Registrant and Alison Elder.
    (1)           10.19   Promissory Note, dated January 31, 1997, between Registrant and Jeffrey Bizzack.
    (1)           10.20   Office Building Lease between Koll Center Irvine Number Two and Registrant, dated November
                           7, 1994, and Amendments Nos. 1 and 2 thereto.
    (1)           10.21   Lease (Full Service Office Lease), as amended by and between Callahan Pentz Properties and
                           Registrant, assigned to Registrant on February 29, 1996.
    (1)           10.22   Promissory Note, dated December 31, 1996, between BeneSphere Administrators, Inc. and
                           Alison Elder.
    (1)           10.23   Series F Stock Purchase Agreement, dated March 12, 1997, between Registrant, General
                           Atlantic Partners 39, L.P. and GAP Coinvestment Partners, L.P.
    (1)           10.24   Stockholders Agreement, dated March 12, 1997, between Registrant, General Atlantic Partners
                           39, L.P., GAP Coinvestment Partners, L.P. and Sinton (as defined therein).
    (1)           10.25   Standard Office Lease -- Gross, dated March 27, 1997, between Registrant and Westwood
                           Holdings, Inc.
    (1)           10.26   ISDA Master Agreement, dated June 10, 1997, between Registrant and First Union National
                           Bank.
                  10.27   ASAP Office Services Lease, dated June 25, 1998, between Registrant and ASAP Office
                           Services.
                   23.1   Consent of Ernst & Young LLP, Independent Auditors.
                   23.2   Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
    (3)            24.1   Powers of attorney.
    (3)            27.1   Financial Data Schedule.


------------------------

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-23189), declared effective on September 18, 1997.

(2) Incorporated by reference from the Registrant's Registration Statement on Form S-8 (File No. 333-37129) filed with the Securities and Exchange Commission on October 3, 1998.


(3) Previously filed.